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                                                                     EXHIBIT 2.1


                     ASSET PURCHASE AND STOCK SALE AGREEMENT

     This ASSET PURCHASE AND STOCK SALE AGREEMENT, including attached exhibits and schedules, dated as of July 24, 2000 (the "Agreement"), by and among Geoworks Corporation, a Delaware corporation ("Parent"), AirBoss Acquisition Corporation, a New Jersey corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and Telcordia Technologies, Inc., a Delaware corporation ("Seller").

     WHEREAS, Seller, under the business names "AirBoss Business Unit" and "AirBoss Wireless Solutions Business Unit," operates a software and wireless technology services business as an established separate, but unincorporated, division of Seller (the "Business");

     WHEREAS, Purchaser and Seller have agreed to the acquisition by Purchaser and the sale by Seller of substantially all of the assets of the Business and the assumption by Purchaser of substantially all of the liabilities of Seller which are related to the Business (the "Acquisition"), subject to the terms and conditions of this Agreement; and

     WHEREAS, Parent desires to issue to Seller, and Seller desires to acquire from Parent, shares of Parent Common Stock aggregating 12% of the outstanding shares of Parent Common Stock (the "Share Purchase").

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties, and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE 1

                       THE ACQUISITION AND RELATED MATTERS

     1.1. DEFINITIONS.

           (a) "Acquired Assets" means the assets specifically identified in
SCHEDULE 1.1(A) hereto.

           (b) "Assumed Contracts" means the proposals, planning estimates and contracts specifically identified in SCHEDULE 1.1(B) hereto.

           (c) "Assumed Liabilities" means the liabilities specifically identified in SCHEDULE 1.1(C) HERETO.

           (d) "Excluded Assets" means the all assets of Seller other than the Acquired Assets.

           (e) "Intellectual Property" means all (a) domestic or foreign patents, patent applications, patent disclosures, improvements and licenses thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and appli-


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cations for registration thereof and licenses thereto, including, but not limited to, the names "AirBoss", AirBrowse", and "AirForce," (c) copyrights and registrations and applications for registration thereof and licenses thereto,
(d) mask works and registrations and applications for registration thereof and licenses thereto, (e) computer software, source code, data, and documentation, and any licenses for such software, data and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable, and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing, and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and
(h) copies and tangible embodiments thereof (in whatever form or medium).

           (f) "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

           (g) "Ordinary Course of Business" (using initial capital letters or otherwise) means the conduct of the Business by Seller in the ordinary course consistent with past custom and practice (including relating to frequency and quantities of orders and purchases, pricing, discounts and collection, and employment practices).

           (h) "Permitted Encumbrances" means the encumbrances specifically identified in Schedule 1.1(i) hereto.

           (i) "Subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

           (j) "Tax" means any federal, state, local, or foreign net income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (whether or not specifically defined under the Internal Revenue Code of 1986, as amended (the "Code")), including any interest, penalty, fee, assessment, charge or addition thereto, whether disputed or not, imposed by any taxing authority.

           (k) Whenever a representation or warranty is made "to the knowledge" of a party, such representation and warranty shall be deemed to have been made based on


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the actual knowledge of any of the officers and directors of such party, and on the knowledge that such party could have acquired had it conducted a reasonable inquiry of the subject matter of the representation and warranty.

     1.2. BASIC TRANSACTION.

           (a) PURCHASE AND SALE OF ASSETS. On the Closing Date, Purchaser shall purchase from Seller, and Seller shall sell, assign, transfer, convey, and deliver to Purchaser, the Acquired Assets for the consideration specified in this Section 1.2.

           (b) ASSUMPTION OF LIABILITIES. Purchaser shall assume the Assumed Contracts and Assumed Liabilities. Purchaser does not intend to assume, shall not be deemed to have assumed, and shall not assume or have any responsibility, for or in respect of any other obligation or Liability not included as or within the definition of Assumed Contracts and Assumed Liabilities.

           (c) PURCHASE PRICE. Parent shall deliver to the order of or for the benefit of Seller a number of shares (the "Parent Shares") of common stock, par value $.001 per share (the "Parent Common Stock"), equal to 12% of the issued and outstanding shares of Parent Common Stock on a fully diluted basis after giving effect to such issuance on the Closing Date (the "Purchase Price"). The Purchase Price includes Sales or Use Taxes separately stated and computed at the rates applicable to the location where taxable transfer and delivery of tangible personal property occurs, as set forth in Section 1.3. The Purchase Price including separately stated Sales or Use Taxes should be allocated as set forth on SCHEDULE 1.2(C). The Purchase Price will be adjusted if the average per share closing price (the "APSCP") of the Parent Common Stock on the NASDAQ National Market for the ten (10) trading days immediately preceding the Closing is above $22.95 pursuant to the formula set forth in Schedule 1.2(c)(i).

           (d) OTHER CONTRACTUAL ARRANGEMENTS. In connection with the consummation of the Acquisition, at the Closing the parties shall enter intoadditional contractual arrangements as follows:

               (i) PATENT LICENSE AGREEMENT. The Parties will execute a patent license agreement in the form attached hereto as Exhibit 1.2(d)(i).

               (ii) STRATEGIC COOPERATION AGREEMENT. The Parties will enter into good faith negotiation of a strategic sales, resource cooperation, and general services agreement, with the intention that such an agreement be executed within 30 (thirty) days of the execution of this Agreement.

               (iii) REGISTRATION RIGHTS AGREEMENT. The Parties will execute a registration rights agreement in the form attached hereto as Exhibit 1.2(d)
(iii).


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               (iv) TRANSITION SERVICES AGREEMENT. The Parties will execute a transition services agreement in the form attached hereto as Exhibit 1.2(d)(iv).

               (v) SUBCONTRACT AGREEMENT. The Parties will execute the Telkom South Africa subcontract agreement in the form attached hereto as Exhibit 1.2(d)
(v).

               (vi) VALUE ADDED RESELLER AGREEMENT. The Parties will enter into good faith negotiation of a value added reseller agreement, with the intention that such an agreement be executed within 30 (thirty) days of the execution of this Agreement.

           (e) THE CLOSING. Subject to the satisfaction (or waiver as herein provided) of the conditions precedent to the Acquisition set forth in Article 4, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Geoworks Corporation, at 10:00 a.m., local time, on July 24, 2000, or at such other time and place and on such other date as Purchaser and Seller shall mutually agree (the "Closing Date"), this Agreement to be executed by exchange of signature pages transmitted via fax with the same force and effect as if original signatures on such pages were exchanged.

     1.3. TRANSFER OF TITLE TO THE ACQUIRED ASSETS. The sale, assignment, conveyance, transfer, and delivery by Seller to Purchaser of the Acquired Assets shall be made at the Closing by appropriate bills of sale, assignments, endorsements, and such other appropriate instruments of transfer as shall be reasonably requested by Purchaser or otherwise sufficient to vest in the Purchaser as of the Closing Date good and marketable title to the Acquired Assets, and valid and enforceable interests in the Assumed Contracts. Title to the Acquired Assets and Assumed Contracts shall be transferred and conveyed to Purchaser free and clear of all encumbrances except Permitted Encumbrances. Such instruments of assignment, conveyance, and transfer shall include without limitation a bill of sale transferring title to tangible Acquired Assets in the form of SCHEDULE 1.3(A) hereto (the "Bill of Sale"), an assignment and assumption agreement transferring title to intangible Acquired Assets substantially in the form of SCHEDULE 1.3(B) hereto (the "Assignment") and related or required assignments and documents transferring Seller's interest thereto, including form documents required by governmental authorities to perfect transfer (e.g. U.S. PTO Assignment Forms). Risk of loss of the Acquired Assets shall pass from Seller to Purchaser at Closing. Title to all tangible personal property included in the Acquired Assets conveyed by Seller to Purchaser shall be deemed to be conveyed at the location where such tangible personal property is located and delivered at Closing.

     1.4 EMPLOYEES. Seller shall be solely responsible for all notices to employees of the Business ("Employees") identified in Exhibit 1.4 hereto, required by federal or state law, including, without limitation, any notice required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or WARN. Seller shall be solely responsible for and shall pay any severance, termination payments, COBRA benefit, accrued vacation pay, pension, and similar accrued benefit, or Liabilities relating to any of the Employees or to which any Employee is entitled, including claims related in any way to the employment of an Employee by Seller


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based upon events occurring prior to the Closing Date, regardless of when any such claim or demand therefor may be made.

     1.5. FURTHER ASSURANCES. At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Seller, promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment, and confirmation, and take such other action, as Purchaser may reasonably request to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, the Acquired Assets and the Assumed Contracts, subject to the Permitted Encumbrances to put Purchaser in actual possession and operating control thereof, to assist Purchaser in exercising all rights with respect thereto in order to carry out the purpose and intent of this Agreement.

     1.6. COLLECTION OF ACQUIRED ASSETS. After the Closing, Purchaser shall have the right and authority to collect all accounts receivable included in the Acquired Assets and to endorse with the name of Seller any checks received on account of such accounts receivable or other items. Seller shall promptly transfer or deliver to Purchaser from time to time, any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, accounts receivable or other item of any character included in the Acquired Assets.

     1.7. COOPERATION AFTER CLOSING; TRANSITION ACCOUNTING; DETERMINATION AND LIQUIDATION OF ASSUMED LIABILITIES. Seller shall maintain the existing accounting system of the Business to the extent and for so long as necessary to accurately account for the transactions contemplated by this Agreement. As soon as convenient after the Closing, but in no case later than August 18, 2000, Seller shall deliver to Purchaser a complete set of financial statements and a trial balance, as of the close of business on the day immediately prior to the Closing Date. Thereafter, Seller will continue to maintain the books and records of the Business to the extent necessary to record and determine as of the Closing Date on a consistent basis:

           (a) the Assumed Liabilities;

           (b) the income, expense, and results of operations of the Business through the Closing Date;

           (c) the historical cost and depreciable basis of each of the Acquired Assets; and

           (d) any information required to prepare final employment, tax, or regulatory reports with respect to the Transferred Employees.

           All Assumed Liabilities shall be determined on the accrual basis as of the Closing Date. Any Assumed Liability that relates to employment up to and including the Closing Date (including, but not limited to, salary, wage, vacation, withholding or payroll taxes, workers' compensation insurance, retirement plan contributions, or medical plan benefits) shall be re-


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ported in the returns or reports of Seller without regard to the fact such items may be paid or liquidated in fact by Purchaser.

           Any Assumed Liability that relates to a regulatory fee or tax other than an employment tax (including but not limited to sales or use tax, excise tax) shall be reported in the returns or reports of Seller without regard to the fact such items may be paid or liquidated in fact by Purchaser.

     1.8. COOPERATION AFTER CLOSING; SELLER TAX MATTERS. Purchaser shall provide all information or assistance requested by Seller in resolution of any Tax audit or Tax matter of Seller for periods prior to the Closing Date, including, but not limited to access to Employees at Purchaser's standard hourly rates when and as requested by Seller.

                                    ARTICLE 2

                          REPRESENTATION AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Except as specifically disclosed by Seller to Purchaser in this Agreement and in the Seller Disclosure Schedule attached hereto (the "Seller Disclosure Schedule") (the disclosures in which shall be deemed to modify and qualify only the representations and warranties of Seller to which any such disclosure specifically relates and pertains), Seller represents and warrants to and for the benefit of Purchaser as follows:

           (a) DUE ORGANIZATION, GOOD STANDING, AND CORPORATE POWER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business, including the Business, as now being conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect (as defined below) on the Business.

           For purposes of this Agreement, a "Material Adverse Effect" with respect to the Business or with respect to a party means a material adverse effect (i) on the business, properties, assets, liabilities, operations, results of operation or condition (financial or otherwise) of Seller, on the one hand, or Purchaser and Parent, on the other hand, as applicable, taken as a whole, or
(ii) on the ability of Seller, on the one hand, or Purchaser and Parent, on the other hand, to perform its obligations under or to consummate the transactions contemplated by this Agreement; provided, that none of the following shall constitute a Material Adverse Effect: (i) with respect to the Business, occurrences affecting the Business, and with respect to Purchaser and Parent, occurrences affecting Purchaser or Parent, as applicable, as a result of the announcement of the execution of this Agreement; (ii) general economic conditions; or (iii) any changes generally affecting the industries in which the Business, or in which such party, operates.


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           The Business comprises an operating, unincorporated division of
Seller. Seller has filed fictitious business name statements in each county in New Jersey where the Business is conducted and where the enforcement of rights of the Business in any New Jersey state court would require such filing(s), except where such filing(s), if not made, would not have a Material Adverse Effect on the Business.

           (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. Seller has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Seller. No other corporate action on the part of Seller is necessary to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

           (c) CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any provision of the charter documents or the by-laws of Seller; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Seller or any of its Subsidiaries or by which any of its properties or assets may be bound, except such violations which would not have a Material Adverse Effect on the Business; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than the filing of a pre-merger notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (as amended (the "HSR Act"), except where the failure to make such filing, or obtain such permit, consent or approval, or give such notice would not have a Material Adverse Effect on the Business, or (iv) result in a violation, termination or breach of, conflict with, constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment, or acceleration) under, result in the creation of any lien, security interest, charge or encumbrance upon any of the Acquired Assets or under any of the Assumed Contracts, result in the forfeiture of any rights, entitlements or privileges of the Business or under any of the Assumed Contracts, create any right or entitlement (including, without limitation, to employment or compensation) not expressly provided for herein, or require the consent or approval of any party under any of the terms, conditions or provisions of any note, contract, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise or other instrument or obligation to which Seller is a party, or by which it or any of the Acquired Assets are or may be bound, except such violations, terminations, breaches, conflicts or defaults which would not have a Material Adverse Effect on the Business.


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           (d) FINANCIAL STATEMENTS OF THE BUSINESS. Seller has delivered to
Purchaser the audited financial statements of the Business for fiscal years 1999 and 2000 (the "Financial Statements"). The balance sheet of the for fiscal year 2000 included in the Financial Statements is hereafter referred to as the "Balance Sheet." The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and in accordance with past practice and fairly present in all material respect the financial position of the Business as of the dates thereof and the results of its operations and cash flows for the periods then ended. Seller has also delivered to Purchaser the unaudited interim financial statements of the Business, consisting of a balance sheet as of April 30, 2000, and an income statement and statement of cash flows for the three - month period then ended (the "Interim Financial Statements"). The balance sheet of the Business as of April 30, 2000 included in the Interim Financial Statements is hereafter referred to as the "Interim Balance Sheet." The Interim Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and in accordance with past practice (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Business as of the date thereof and the results of its operations and cash flows for the period then ended subject to normal year-end adjustments.

           (e) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Balance Sheet or the Interim Balance Sheet, the Business has no outstanding Liabilities or indebtedness, contingent or otherwise, other than (i) Liabilities incurred subsequent to the date of the Interim Balance Sheet in the Ordinary Course of Business, (ii) Liabilities which, individually or in the aggregate, have not had and would not have a Material Adverse Effect on the Business and
(iii) Liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

          (f) ACCOUNTS RECEIVABLE. The accounts receivable of the Business as reflected in the Balance Sheet and the Interim Balance Sheet are, to the extent uncollected on the date of this Agreement, valid and existing and represent monies due for services rendered. To the knowledge of Seller, the accounts receivable of the Business as reflected in the Balance Sheet and the Interim Balance Sheet are not uncollectible.

           (g) ALL ASSETS OF BUSINESS; CONDITION OF ACQUIRED ASSETS. The Acquired Assets constitute all of the material assets used and necessary to conduct the Business as presently conducted by Seller. All of the tangible assets included in the Acquired Assets are free from material defects (patent and latent), are in good repair (except for normal wear and tear), have been well maintained, and conform with all applicable ordinances, regulations and zoning, environmental and other laws, regulations and ordinances (except to the extent that any non-conformance would, not have a Material Adverse Effect on the Business. All products, servers, computers, machinery, and equipment included in the Acquired Assets are in good working order (except for normal wear and tear) and are suitable for the purposes for which they are presently used.

           (h) TITLE TO PROPERTIES; ENCUMBRANCES. Seller has good, valid, and marketable title to (A) all of the tangible properties and assets (real and personal) which it owns


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and which are used in the Business, including, without limitation, all the tangible properties and assets reflected in the Balance Sheet and the Interim Balance Sheet and (B) all of the tangible properties and assets purchased by Seller for or on behalf of the Business or used in the Business since the date of the Interim Financial Statements, except for such properties and assets which have been sold, consumed or otherwise disposed of in the Ordinary Course of Business. All of the tangible properties and assets used in the Business are, or by the Closing will be, in each case subject to no security interest, encumbrance, lien, charge, or other restriction of any kind or character (each an "Encumbrance"), except for (W) liens reflected in the Balance Sheet and the Interim Balance Sheet, or disclosed in the Seller Disclosure Schedule, (X) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property in the operation of the Business, (Y) liens for current taxes, assessments, or governmental charges or levies on property not yet due and delinquent, and (Z) any Encumbrance which would not have a Material Adverse Effect on the Business or materially interfere with the use of such properties and assets as they are presently being used.

           (i) ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the date of the Interim Balance Sheet (i) there has not been through the Closing Date hereof any change in the business, operation or financial position of the Business, except for any adverse change which would not have a Material Adverse Effect on the Business; (ii) the Business has been conducted in the ordinary course consistent with past practices; (iii) Seller has not incurred any material liabilities (direct, contingent, or otherwise) or engaged in any material transaction or entered into any material agreement which has or would be reasonably expected to have a Material Adverse Effect on the Business; (iv) Seller has not increased the compensation of any Employee (as defined herein) or granted any salary or benefits increase to any Employee except for increases in compensation, salary or benefits to Employees in the ordinary course consistent with past practice or merit increases in salaries of Employees at regularly scheduled times in customary amounts in the ordinary course consistent with past practice; (v) Seller has not taken any action referred to in Section 3.3 hereof in respect of or in connection with the Business except for any action which would not have a Material Adverse Effect on the Business; (vi) Seller has not made any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a change in GAAP and (vii) Seller has not permitted or suffered any Encumbrance on any assets (tangible or intangible) or properties of the Business other than Permitted Encumbrances and except those Encumbrances which are not likely to have a Material Adverse Effect.

           (j) COMPLIANCE WITH LAWS. The Business has been and is operated and conducted in substantial compliance with all applicable laws, regulations, orders, and judgments. and decrees, except for violations and failures to comply that have not had and would not result in a Material Adverse Effect on the Business.

           (k) ASSUMED CONTRACTS. Seller has delivered to Purchaser true and correct copies of each written document listed in SCHEDULE 1.1(B). As of the date hereof, the Assumed Contracts are, and as of the Closing Date will be, valid, and enforceable in accordance with their terms and in full force and effect. To the knowledge of Seller, Seller is not, and as of the Closing Date Seller will not be, in default under any of the Assumed Contracts. To the


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


knowledge of Seller, Seller has not, as of the date of this Agreement, received notice that any party to any such Assumed Contract intends to cancel or terminate such Assumed Contract.

           (l) LITIGATION. Except as disclosed in the Seller Disclosure Schedule, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or, to the knowledge of Seller, any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Seller, threatened, against or affecting Seller in respect to the Business or any of the Acquired Assets. There are no suits, actions, claims, proceedings, or investigations pending or, to the knowledge of Seller, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Seller is not subject to any judgment, order, or decree entered in any lawsuit or proceeding in respect of the Business or by the terms of which Seller is restricted or limited in the conduct of the Business which, individually or in the aggregate, would have a Material Adverse Effect on the Business.

           (m) EMPLOYEE BENEFIT PLANS All employee benefit plans, as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that are maintained by Seller relating to the Business or the Employees or to which Seller (or any subsidiary of Seller) has an obligation to contribute relating to the Business or the Employees (the "Employee Benefit Plans") are described in the Seller Disclosure Schedule. No event has occurred nor has there been any omission that would result in violation of any laws, rulings, or regulations applicable to any Employee Benefit Plan. There are no claims pending or, to the knowledge of Seller, threatened with respect to any Employee Benefit Plan, other than claims for the benefits by employees, beneficiaries, or dependents arising in the normal course of the operation of any such plan. Each such Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all materials respects with the applicable requirements of ERISA, the Code, and other applicable laws. All required reports and descriptions have been filed or distributed appropriately with respect to each Benefit Plan. All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Benefit Plan. On or before the Closing Date, Seller shall resolve, fully liquidate, and pay off in full all obligations or contributions of every kind and nature related to every Employee of the Business and all contract employees of the Business.

           (n) TAXES.

           (i) Purchaser shall have no liability for any Taxes arising in respect of the operation and conduct of the Business by Seller prior to the Closing Date.

           (ii) Seller has properly withheld all material amounts required by law to be withheld for income taxes and unemployment taxes including without limitation, with respect to social security and unemployment compensation, relating to the Employees, and has properly remitted all material withheld amounts required to be remitted to the appropriate taxing authority, agency or body.

           (iii) To the knowledge of Seller, Seller has filed all tax returns required to be filed and has paid all Taxes required to be paid in connection with the operation and conduct of the Business.

           (o) EMPLOYMENT RELATIONS AND AGREEMENTS. In the operation and conduct of the Business: (i) Seller is in compliance with all federal, state or other applicable laws with respect to employment and employment practices, terms and conditions of employment, wages and hours and occupational health and safety, except for any noncompliance which would not have a Material Adverse Effect on the Business; (ii) Seller has not experienced any labor difficulty which would have a Material Adverse Effect on the Business and is not a party to or bound by any collective bargaining agreement; and (iii) Seller has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes which would have a Material Adverse Effect on the Business. The current employee handbook of Seller is included in the Seller Disclosure Schedule.

           (p) RELATIONS WITH CERTAIN VENDORS. To the knowledge of Seller, Seller has good working relationships with each of its material vendors and suppliers. The relationships with such vendors and suppliers will not be adversely affected by the consummation of the Acquisition.

           (q) INTELLECTUAL PROPERTY. The Seller Disclosure Schedule contains an accurate and complete list of all Intellectual Property that is being conveyed to Purchaser. Seller owns the entire right, title, and interest in and to the Intellectual Property conveyed to Purchaser and each item constituting part of the Intellectual Property which is owned by Seller and listed in the Seller Disclosure Schedule has been, to the extent indicated in the Seller Disclosure Schedule, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign as are indicated in the Seller Disclosure Schedule, and all such registrations, filings, and issuances are current and remain in full force and effect. There are no pending or, to the knowledge of Seller, threatened proceedings or litigation affecting or with respect to the Intellectual Property, which individually or in the aggregate, would have a Material Adverse Effect on the Business. The Seller Disclosure Schedule lists all notices or claims currently pending or received by Seller during the past two years which claim infringement, contributory infringement, inducement to infringe, misappropriation or breach by Seller of any domestic or foreign patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information insofar as the same relates directly or indirectly to the Business. Except as set forth in the Seller Disclosure Schedule, to the knowledge of Seller, no person or entity is infringing, or believed to be infringing, the Intellectual Property.

           (r) INSURANCE. Seller has at all times during the operation and conduct of the Business maintained policies or binders of fire, liability, product liability, worker's compensation, vehicular or other insurance adequate for the operation and conduct of the Business.

           (s) PRODUCT WARRANTY. Each product material to the Business that was developed, manufactured, sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, except where such non-conformity would not have a Material Adverse Effect on the Business. Seller has no Liability for replacement or repair thereof or other damages in connection therewith, except where such non-conformity would not have a Material Adverse Effect on the Business. No product material to the Business that was developed, manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease as set forth in Seller's sales and services agreements. The Seller Disclosure Schedule includes copies of the standard forms of such agreements and standard terms and conditions of sale for all products material to the Business that was developed, manufactured, sold, and leased by Seller. None of such agreements, which are included in the Assumed Contracts, deviate from the standard terms and conditions of such agreements or contain modifications other than modifications representing or consisting of changes in such agreements, which have been negotiated by Seller with its customers in the ordinary course of business and which would not have a Material Adverse Effect on the Business.

           (t) TRANSACTIONS WITH MANAGEMENT. No director or executive officer of
Seller: (i) has any contractual relationship with the Business, the liabilities under which are not reflected in the Financial Statements, or the Interim Financial Statements; (ii) has any direct or indirect interest in any right, property or asset which is used in the Business; or (iii) owns a material amount of securities of, or has any material direct or indirect interest in, any entity which does business with the Business.

           (u) BROKER'S OR FINDER'S FEE. Other than Broadview Int'l, no agent, broker, person, or firm acting on behalf of Seller is, or will be, entitled to any commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated herein. Any such fees shall be paid by Seller and Purchaser shall have no liability for the payment of all or any part of any such fee.

           (v) BULK TRANSFER. Seller will obtain bulk transfer and related approvals prior to Closing, where Seller is required to do so, except where (i) Parent or Purchaser have the obligation to obtain such approvals under applicable state law, or (ii) where failure to obtain such approvals would not have a Material Adverse Effect on the Business.

           (w) STATEMENTS AND OTHER DOCUMENTS NOT MISLEADING. This Agreement, including all, Schedules, the Seller Disclosure Schedule, and any other document or instrument heretofore or hereafter furnished by Seller in connection with the transactions contemplated hereby, does not and shall not contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to Seller that may materially adversely affect the Condition of the Business that has not been set forth in this Agreement, the Seller Disclosure Schedule or the Schedules.

           (x) INVESTMENT PURPOSE. Seller is acquiring the Parent Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the "1933 Act"); PROVIDED, HOWEVER, that by making the representations herein, Seller does not agree to hold any of the Parent Shares for any minimum or other specific term and reserves the right to dispose of any or all of them at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

           (y) ACCREDITED INVESTOR STATUS. Seller is an "accredited investor" as that term is defined in Rule 501(a)(3)of Regulation D.

           (z) RELIANCE ON EXEMPTIONS. Seller understands that the Parent Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Parent is relying in part upon the truth and accuracy of, and Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in subsections (x) to (ad) of this
Section 2.1 in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Parent Shares.

           (aa) INFORMATION. Seller and its advisors have been furnished with all materials relating to the business, finances, and operations of the Parent and materials relating to the offer and sale of the Parent Shares that have been requested by Seller. Seller and its advisors, if any, have been afforded the opportunity to ask questions of the Purchaser. Seller understands that its investment in the Parent Shares involves a high degree of risk. Seller has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of the Parent Shares.

           (ab) NO GOVERNMENTAL REVIEW. Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Parent Shares or the fairness or suitability of the investment in the Parent Shares nor have such authorities passed upon or endorsed the merits of the offering of the Parent Shares.

           (ac) TRANSFER OR RESALE. Seller understands that except as provided in the Registration Rights Agreement: (i) the Parent Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned, or transferred unless (A) subsequently registered thereunder, (B) Seller shall have delivered to Parent an opinion of counsel, in a reasonably acceptable form, to the effect that such Parent Shares to be sold, assigned, or transferred may be sold, assigned, or transferred pursuant to an exemption from such registration, or (C) Seller provides the Purchaser with reasonable assurance that such Parent Shares can be sold, assigned, or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto) ("Rule 144"); and (ii) any sale of the Purchase Price shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, further, if Seller intends to utilize Rule 144 but Rule 144 is not applicable to such resale, any resale of the Parent Shares under circumstances in which Seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

           (ad) LEGENDS. Seller understands that the certificates or other instruments representing the Parent Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (1) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS, OR (2) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR (3) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER SAID ACT.

          The legend set forth above shall be removed and Parent shall issue a certificate without such legend to the holder of the Parent Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) the Parent Shares are registered for sale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides Parent with an opinion of counsel, in a reasonably acceptable form, to the effect that a public sale, assignment or transfer of the Parent Shares may be made without registration under the 1933 Act, or (iii) such holder provides the Parent with reasonable assurances that the Parent Shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

     2.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER. Except as specifically disclosed by Parent and Purchaser to Seller in this Agreement and in the Parent and Purchaser Disclosure Schedule attached hereto (the "Parent and Purchaser Disclosure Schedule") (the disclosures in which shall be deemed to modify and qualify only the representations and warranties of Parent and Purchaser to which any such disclosure specifically relates and pertains), Parent and Purchaser represent and warrant, jointly and severally, to and for the benefit of Seller as follows:

           (a) DUE ORGANIZATION; GOOD STANDING AND CORPORATE POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser.

           (b) CAPITALIZATION.

               (i) The authorized capital stock of Parent consists of 40,000,000 shares of Common Stock and 2,000,000 shares of preferred stock. As of the close of business on July 24, 2000, 3,519,838 shares of Parent Common Stock are underlying grants under option and other stock plans of Parent. All the outstanding shares of Parent's capital stock are, and all shares which may be issued pursuant to Parent option plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Parent Disclosure Schedule, as of the date hereof, there are no outstanding (x) shares of capital stock or other voting securities of Parent, (y) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (z) options, warrants or other rights to acquire from Parent, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment. There are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of the capital stock of Parent.

               (ii) The Parent Shares, upon delivery to Seller of share certificates therefor against payment in accordance with the terms of this Agreement, (A) will be validly issued, fully paid and nonassessable, (B) will be free and clear of all Encumbrances and (C) will be issued in compliance with all U.S. federal and state securities laws.

           (c) AUTHORIZATION AND VALIDITY OF AGREEMENT. Purchaser has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Parent has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Purchaser and Parent and the consummation by it Purchaser and Parent of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Purchaser and Parent. No other corporate action on the part of Purchaser and Parent is necessary to authorize the execution, delivery, and performance by Purchaser and Parent of this Agreement and the consummation by it Purchaser and Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and Parent and constitutes the valid and binding obligation of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

           (d) CONSENTS AND APPROVALS. The execution and delivery of this Agreement by Purchaser and Parent and the consummation by them of the transactions contemplated hereby will not: (i) violate any provision of the charter documents or by-laws of Purchaser or Parent; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or Parent or by which any of their properties or assets may be bound, except such violations which would not have a Material Adverse Effect on Parent; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than the filing of a pre-acquisition notification with the Federal Trade Commission and the Department of Justice under the HSR Act except where the failure to make such filing, or obtain such permit, consent or approval, or give such notice will not have a Material Adverse Effect on Parent; or (iv) result in a violation, termination or breach of, conflict with, constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, result in the forfeiture of any rights, entitlements or privileges under, create any right or entitlement (including, without limitation, to employment or compensation) not expressly provided for herein, or require the consent or approval of any party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Purchaser, Parent or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except such violations, terminations, breaches, conflicts or defaults which would not have a Material Adverse Effect on Parent.

           (e) FINANCIAL STATEMENTS. Parent has delivered to Seller audited financial statements for fiscal years 1999 and 2000 (the "Parent Financial Statements"). The balance sheet of Parent for fiscal 2000 included in the Parent Financial Statements is hereafter referred to as the "Parent Balance Sheet". The Parent Financial Statements are in accordance with the books and records of Parent (which books and records are true and correct) and were prepared in accordance with generally accepted accounting principles applied on a consistent basis and in accordance with past practice and fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the results of its operations, Stockholders' equity and cash flows for the periods then ended. Parent has also delivered to Seller interim financial statements, consisting of a balance sheet as of May 30, 2000, and an income statement, statement of stockholders' equity and statement of cash flows for the two-month period then ended (the "Purchaser Interim Financial Statements"). The balance sheet of Parent included in the Parent Interim Financial Statements is hereafter referred to as the "Parent Interim Balance Sheet." The Purchaser Interim Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and in accordance with past practice (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Purchaser as of the date thereof and the results of its operations and cash flows for the period then ended, subject to normal year-end adjustments.

           (f) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Parent Balance Sheet or the Parent Interim Balance Sheet, Parent has no outstanding Liabilities or indebtedness, contingent or otherwise, other than (i) Liabilities incurred subsequent to the date of the Parent Interim Balance Sheet in the Ordinary Course of Business, (ii) Liabilities which, individually or in the aggregate, have not had and would not have a Material Adverse Effect on Parent and (iii) Liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

           (g) ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the date of the Parent Interim Balance Sheet, (i) there has not been through the date hereof any adverse change in the business, operations or financial position of Purchaser, except for any adverse change which would not have a Material Adverse Effect on Parent; (ii) Parent has conducted its business in the ordinary course consistent with past practices; (iii) Parent has not incurred any material liabilities (direct, contingent, or otherwise) or engaged in any material transaction or entered into any material agreement which has or would be reasonably expected to have a Material Adverse Effect on Parent; (iv) Parent has not increased the compensation of any employee or granted any salary or benefits increase to any of its employees except for increases in compensation, salary or benefits to employees in the ordinary course consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts in the ordinary course consistent with past practice; (v) Parent has not taken any action referred to in Section 3.4 hereof, except for any action which would not have a Material Adverse Effect; (vi) Parent or Purchaser has not declared, paid or set aside for payment any dividend or other distribution (payable in cash, or other property) to any person or repurchased, redeemed or otherwise acquired any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent or Purchaser;
(vii) Parent has not made any amendment of any term of any outstanding security of Parent or any of its Subsidiaries that would materially increase the obligations of Parent or such Subsidiary under such security; (viii) Parent has not made any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a change in GAAP and (ix) Parent has not permitted or suffered any Encumbrance on any assets (tangible or intangible) or properties of Parent or any of its Subsidiaries other than Permitted Encumbrances and except those Encumbrances which are not likely to have a Material Adverse Effect.

           (h) COMPLIANCE WITH LAWS. Parent's business has been and is operated and conducted in substantial compliance with all applicable laws, regulations, orders, judgments, and decrees, except for violations and failures to comply that have not had and would not result in a Material Adverse Effect on Parent.

           (i) LITIGATION. Except as set forth in the Parent Disclosure Schedule, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or, to the knowledge of Seller, any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Parent, threatened, against or affecting Parent which would have a Material Adverse Effect on Parent. As of the date hereof, there are no suits, actions, claims, proceedings, or investigations pending or, to the knowledge of Parent, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement.

           (j) EMPLOYEE BENEFIT PLANS.

           (i) The Parent Disclosure Schedule sets forth all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including, without limitation, bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by Parent or Purchaser or to which Parent or Purchaser contributed or is obligated to contribute thereunder for current or former employees of Parent or Purchaser (the "Parent or Purchaser Employees") (the "Parent or Purchaser Plans"). There are no "employee pension plans", as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by Parent, Purchaser or any of their affiliates under any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under
Section 414(b), (c), (m), or (o) of the Code ("ERISA Affiliate") or to which Parent or Purchaser and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder.

           (ii) True, correct and complete copies of the following documents, with respect to each of the Parent or Purchaser Plans, have been made available or delivered to Seller by Parent or Purchaser, to the extent applicable: (A) any plans, all amendments thereto and related trust documents, and amendments thereto; (B) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (C) the most recent IRS determination letter;
(D) summary plan descriptions; (E) written communications to employees relating to the Parent or Purchaser Plans and (F) written descriptions of all non-written agreements relating to the Parent or Purchaser Plans.

           (iii) The Parent or Purchaser Plans have been maintained, in all respects, in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations except as which would not have a Material Adverse Effect on Parent.

           (iv) The Parent or Purchaser Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Parent or Purchaser Plans which would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

           (v) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Parent or Purchaser Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Parent or Purchaser Plans with respect to the operation of such plans (other than routine benefit claims), nor does Parent or Purchaser have knowledge of any facts which could form the basis for any such claim or lawsuit except as which would not have a Material Adverse Effect on Parent.

           (vi) None of the Parent or Purchaser Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA, and at the expense of the participant or the participant's beneficiary.

           (k) TAXES.

               (i) Parent has duly and timely filed or will file with any federal, state, local, or foreign governmental taxing authority, body, or agency, all federal, state, local, and foreign tax returns, declarations, reports, estimates, information returns, and statements (collectively, the "Returns") required to be filed or sent by or on behalf of Parent and its Subsidiaries and all such Returns are or will be true, correct and complete. Purchaser has paid in full all Taxes and any penalties, interest, fines or other charges entered with respect thereto that are due and payable.

               (ii) Parent and its Subsidiaries have properly withheld all material amounts required by law to be withheld for income taxes and unemployment taxes, including without limitation, with respect to social security and unemployment compensation, relating to their employees, and have properly remitted all material withheld amounts required to be remitted to the appropriate taxing authority, agency or body.

               (iii) The Parent Financial Statements reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against Parent or its Subsidiaries. There are no audits, investigations or other proceeding with respect to Taxes of Parent or its Subsidiaries pending or, to the knowledge of Parent, threatened.

           (l) INTELLECTUAL PROPERTY. Except as set forth in the Parent Disclosure Schedule, there are no pending or, to the knowledge of Parent, threatened proceedings or litigation affecting or with respect to the Intellectual Property which, individually or in the aggregate, would have a Material Adverse Effect on Parent. The Parent Disclosure Schedule lists all material notices or claims currently pending or received by Parent during the past two years which claim infringement, contributory infringement, inducement to infringe, misappropriation or breach by Parent of any domestic or foreign patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information insofar as the same relates directly or indirectly to its business. Except as set forth in the Parent Disclosure Schedule, to the knowledge of Parent, no person or entity is infringing the material Intellectual Property.

           (m) TRANSACTIONS WITH MANAGEMENT. No director or executive officer of
Parent: (i) has any contractual relationship with Parent, the liabilities under which are not reflected in the Parent Financial Statements, the Parent Interim Financial Statements, or the SEC Documents; (ii) has any direct or indirect interest in any right, property or asset which is used by Parent; or (iii) owns a material amount of securities of, or has any material direct or indirect interest in, any entity which does business with Parent.

           (n) BROKER'S OR FINDER'S FEE. No agent, broker, person or firm acting on behalf of Purchaser or Parent is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated herein.

           (o) SEC FILINGS. Parent has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since December 31, 1997 (the "SEC Documents").

               (i) As of its filing date, each SEC Document filed pursuant to the Securities Exchange Act of 1934, as amended the ("1934 Act") did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed SEC Document.

               (ii) Each SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed SEC Document.

           (p) BULK TRANSFER. Parent or Purchaser will obtain bulk transfer and related approvals prior to Closing, where Parent or Purchaser are required to do so under the laws of any state.

           (q) PURCHASER. Purchaser is a newly formed, direct wholly-owned Subsidiary of Parent that has engaged in no business activities other than as specifically contemplated by this Agreement.

           (r) STATEMENTS AND OTHER DOCUMENTS NOT MISLEADING. This Agreement, including all Schedules, and any other document or instrument heretofore or hereafter furnished by Purchaser to Seller in connection with the transactions contemplated hereby does not and will not contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

                                    ARTICLE 3

                       COVENANTS AND ADDITIONAL AGREEMENTS

     3.1 ACCESS TO INFORMATION; NOTICE OF CHANGES.

           (a) During the period commencing on the date hereof and ending on the Closing Date, Seller shall, upon reasonable notice, afford Parent, Purchaser, and their counsel, accountants and other authorized representatives, reasonable access during normal business hours to the properties, books and records of Seller relating to the Business in order that it may have the opportunity to make such investigations as it shall desire of the affairs of the Business; such investigation shall not, however, affect the representations and warranties made by Seller in this Agreement. During the period commencing on the date hereof and ending on the Closing Date, Seller shall cause its officers and employees to use its commercially practicable and reasonable efforts to cause its independent accountants to furnish such additional financial and operating data and other information and respond to such inquiries as Parent or Purchaser shall reasonably request and to consult with Parent and Purchaser on all matters respecting the Business and its operations. During the period commencing on the date hereof and ending on the Closing Date, Seller shall deliver to Parent and Purchaser the monthly financial statements normally prepared in connection with the Business as promptly as practicable after the end of each calendar month (and, in any event, within thirty (30) days after the end of each month).

           (b) During the period commencing on the date hereof and ending on the Closing Date, Parent shall, upon reasonable notice, afford Seller, and its counsel, accountants and other authorized representatives, reasonable access during normal business hours to the properties, books and records of Parent in order that it may have the opportunity to make such investigations as it shall desire of the affairs of the Parent; such investigation shall not, however, affect the representations and warranties made by the Parent and Purchaser in this Agreement. During the period commencing on the date hereof and ending on the Closing Date, Parent shall cause its officers and employees to use its commercially practicable and reasonable efforts to cause its independent accountants, to furnish such additional financial and operating data and other information and respond to such inquiries as Seller shall reasonably request and to consult with Seller on all matters respecting its operations.

           (c) During the period commencing on the date hereof and ending on the Closing Date, Seller shall promptly notify Parent in writing of any and all occurrences which, if they had occurred prior to execution of this Agreement, would have caused the repre-sentations and warranties of Seller contained in Section 2.1 and the Seller Disclosure Schedule delivered in conjunction therewith to be incorrect in any material respect.

           (d) During the period commencing on the date hereof and ending on the Closing Date, Parent shall promptly notify Seller in writing of any and all occurrences which, if they had occurred prior to execution of this Agreement, would have caused the representations and warranties of Parent or Purchaser contained in Section 2.2 and the Schedules and Parent Disclosure Schedule delivered in conjunction therewith to be incorrect in any material respect.

     3.2 CONFIDENTIALITY. Unless mutually agreed in advance, the parties and their agents and representatives will keep all details pertaining to the Acquisition in strict confidence, except such notices and disclosures necessary to effect the transactions contemplated herein. Following the execution of this Agreement, Purchaser shall be entitled to announce the Acquisition to comply with any applicable legal requirements, provided that the text of any press release or other announcement shall be subject to Seller's extremely timely and reasonable approval.

     3.3 CONDUCT OF THE BUSINESS PENDING THE CLOSING DATE. Except as expressly permitted by this Agreement, or in the Ordinary Course of Business, or unless otherwise consented to or approved in advance and in writing by parent, during the period commencing on the date hereof and ending on the Closing Date:

           (a) Seller shall cause the Business to be conducted in a manner consistent with past practices (subject, in any event, to the provisions of paragraph (b) below), shall use its reasonable commercial efforts to preserve intact the business organization, and availability of services of the Employees, and maintain satisfactory relationships with vendors, manufacturers, licensors, suppliers, distributors, customers, and clients of the Business; and

           (b) In the operation and conduct of the Business, Seller shall not
(i) enter into any material contract or commitment outside the Ordinary Course of Business, including, without limitation, for any acquisition or disposition of a material amount of assets; (ii) terminate operations at any site where the operations of the Business are currently being conducted or commence operations for the Business at any site where operations are not currently being conducted;
(iii) enter into, terminate, assign or sublease any lease of real property relating to the Business; (iv) subject or allow the Acquired Assets to be subjected to any Encumbrance other than Permitted Encumbrances; (v) agree to the settlement of any litigation; or (vi) agree, in writing or otherwise, to take any of the foregoing actions.

           (c) Seller shall not take any action, engage in any transactions, or enter into any agreement that would cause any of the representations or warranties set forth in Section 2.1 hereof to be untrue in any material respect as of the Closing Date.

     3.4 CONDUCT OF PARENT PENDING THE CLOSING DATE. Except as expressly permitted by this Agreement, during the period commencing on the date hereof and ending on the Closing

Date, Parent shall conduct its business only in the Ordinary Course of Business, unless otherwise consented to or approved in advance and in writing by Seller. Parent shall not take any action, engage in any transactions, or enter into any agreement that would reasonably be expected to cause any of the representations or warranties set forth in Section 2.2 hereof to be untrue in any material respect as of the Closing Date.

     3.5 COMMERCIAL EFFORTS. Subject to the terms and conditions herein provided, each of Seller and Purchaser shall cooperate and use their respective reasonable and commercially practicable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable and commercially practicable efforts to obtain, prior to the Closing Date, all licenses, permits, approvals, authorizations, qualifications and orders of governmental authorities and consents of parties to any Assumed Contract to permit the transfer thereof as may be necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Acquisition and to rectify any event or circumstance which could impede consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that (a) no party shall be under an obligation hereunder to undertake any effort, incur any expense or provide cooperation to any other party to assist or enable such other party to perform its unconditional obligations hereunder or to rectify the default of or breach by any such other party of any such obligation; and (b) no contract shall be amended or modified to increase the amount payable thereunder or otherwise to become more burdensome in order to obtain any such consent, approval or authorization without the prior written approval of Parent or Purchaser.

     3.6 NO SOLICITATION OF OTHER OFFERS. Seller agrees that until Closing or termination of this Agreement, neither it nor any of its respective officers, directors, employees, representatives, investment bankers, attorneys, accountants, brokers, advisors, or other agents or affiliates, shall, directly or indirectly, take any action to encourage, solicit, initiate, or participate in any way in discussions or negotiations with, or furnish any information to, or afford any access to the properties, books, or records of the Business to, or otherwise assist, facilitate or encourage, any person or entity (other than Parent, Purchaser, their officers, directors, advisors, representatives, agents, affiliates, or associates) in connection with any possible or proposed merger, consolidation, business combination, liquidation, acquisition, sale or other disposition of assets, sale of shares of capital stock or similar transactions involving the Business.

     3.7 NON-SOLICITATION.

           (a) Seller hereby agrees that it shall not, during the 24 (twenty-four) month period following the Closing Date, directly or indirectly, solicit any employee of Parent or Purchaser for employment by Seller; provided, however, that nothing herein shall preclude Seller from soliciting for employment or hiring any such employee (i) whose employment with Purchaser has been involuntarily terminated by Purchaser or is terminated as a result of an employment termination offer from Purchaser or (ii) by mutual agreement of Purchaser and Seller.

           (b) Parent and Purchaser hereby agree that they shall not, during the 24 (twenty-four) month period following the Closing Date, directly or indirectly, solicit any employee of Seller for employment by Purchaser; provided, however, that nothing herein shall preclude Parent and Purchaser from soliciting for employment or hiring (i) any such employee whose employment with Seller has been involuntarily terminated by Seller or is terminated as a result of an employment termination offer from Seller, (ii) any such employee by mutual agreement of Seller and Purchaser, (iii) Erick Krohn, or (iv) Ioannis Zacharioudakis,.

     7.10. COVENANT TO SATISFY CONDITIONS.

           (a) Seller will use reasonably and commercially practicable efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it prior to the Closing Date as contemplated by this Agreement.

           (b) Parent and Purchaser will use reasonably and commercially practicable efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by them prior to the Closing Date as contemplated by this Agreement.

     3.9 SALES AND USE TAXES. Seller shall discharge, pay and satisfy (and hold Parent and Purchaser totally free and harmless from) any sales and/or use taxes due or determined to be due to the State of New Jersey, and to any political subdivision thereof, as a result of the Acquisition, except where (i) such taxes are due or determined to be due on account of the Parent or Purchaser's failure to apply for and obtain an exemption under the bulk sales provision of New Jersey law, and (ii) a use tax is imposed on Purchaser as a result of its use of the Acquired Assets in the state of New Jersey, and not as a result of the Acquisition.

     3.10 EMPLOYEES. Seller covenants not to interfere with any attempts by the Purchaser to hire or otherwise retain the services of the Employees and Seller will recommend that each Employee accept the employment offer of Purchaser.

     3.11 UPDATED SCHEDULES.

           (a) The Seller Disclosure Schedule shall be updated by Seller (the "Updated Seller Disclosure Schedule") and delivered to Parent and Purchaser at the Closing. The Updated Seller Disclosure Schedule shall be updated as of the Closing Date to reflect changes occurring between the date hereof and the Closing Date to the information set forth in response to the corresponding representations and warranties; provided, however, that no such changes or Updated Seller Disclosure Schedule shall affect the representations and warranties (and corresponding Seller Disclosure Schedule) made as of the date hereof.

           (b) The Parent Disclosure Schedule shall be updated by Parent and Purchaser (the "Updated Parent Disclosure Schedule") and delivered to Seller at the Closing. The Updated Parent Disclosure Schedule shall be updated as of the Closing Date to reflect changes occurring between the date hereof and the Closing Date to the information set forth in response to the corresponding representations and warranties; provided, however, that no such changes or Updated Parent Disclosure Schedule shall affect the representations and warranties (and corresponding Parent Disclosure Schedule) made as of the date hereof.

                                    ARTICLE 4

           CONDITIONS PRECEDENT TO ACQUISITION; DELIVERIES AT CLOSING

     4.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, PURCHASER AND SELLER. The respective obligations of Parent, Purchaser and Seller to effect the Acquisition are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

           (a) INJUNCTION. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Acquisition, the Share Purchase or the other transactions contemplated by this Agreement and which is in effect at the Closing Date;

           (b) STATUTES. No statute, rule, regulation, executive order, decree, or order of any kind shall have been enacted, entered, promulgated, or enforced by any court or governmental authority that remains in force and prohibits the consummation of the Acquisition, the Share Purchase or the other transactions contemplated by this Agreement.

           (c) HSR ACT. Any waiting period applicable to the consummation of the Acquisition and the Share Purchase under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Federal Trade Commission or the Department of Justice challenging or seeking to enjoin the consummation of the Acquisition, which action shall not have been withdrawn or terminated.

     4.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND PURCHASER. The obligation of Parent and Purchaser to effect the Acquisition and the Share Purchase shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions unless waived by Parent and Purchaser in their discretion:

           (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller contained herein shall be true and correct in all respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, (except to the extent expressly made as of an earlier date), except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, a Material Adverse Effect on the Business.

           (b) SELLER'S PERFORMANCE. Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and con-ditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date.

           (c) EXECUTION OF BILL OF SALE AND ASSIGNMENT. Seller shall have executed and delivered the Bill of Sale and Assignment referenced in
Section 1.3.

           (d) CONTRACT CONSENTS. Seller shall have obtained all consents, on terms and conditions reasonably satisfactory to Purchaser, required in respect of the assignment and transfer all of the Assumed Contracts, if required by the terms thereof to effect a valid and enforceable transfer of the same.

           (e) LEGAL OPINIONS. Parent and Purchaser shall have received from counsel to Seller an opinion with respect to the matters set forth on SCHEDULE 4.2(E), which is attached hereto.


           (f) EXECUTION AND DELIVERY OF OTHER CONTRACTS, DOCUMENTS, AND CERTIFICATES BY SELLER. Seller shall have executed and/or delivered all of the following to Parent and Purchaser:

           o Purchase Price Allocation on Schedule 1.2(c);
           o All agreements referenced in Section 1.2(d);
           o Assignment and Assumption Agreement and related attachments on
             Schedule 1.3(b);
           o Updated Seller Disclosure Schedule;
           o Good Standing Certificate of Seller;
           o Unanimous Written Consent of the Board of Directors of Seller;
           o Officer Certificate of Seller certifying that the representations and warranties made by Seller in Article 2 hereof are true and correct as of the Closing Date (except to the extent expressly made as of an earlier date), except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Business, and that Seller has performed in all material respects all obligations and conditions herein required to be performed or observed by Seller prior to the Closing;
           o Officer Certificate certifying to receipt of Consents to Assignment to all Assumed Contracts referenced in Section 4.2(d)above; and
           o Audited Financial Statements of the Business;

     4.3. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Acquisition and Share Purchase shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions unless waived by Seller in its discretion:

           (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Parent and Purchaser contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, except to the extent expressly made as of an earlier date), except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, a Material Adverse Effect on Parent.

           (b) PARENT'S AND PURCHASER'S PERFORMANCE. Parent and Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to the Closing Date.

           (c) LEGAL OPINION. Seller shall have received from counsel to Parent and Purchaser an opinion with respect to the matters set forth on Schedule 4.3(c), which is attached hereto.

           (d) PARENT SHARES. The APSCP for the Parent Common Stock on the NASDAQ National Market for the ten (10) trading days immediately preceding the Closing shall be at least $11.05.

           (e) EXECUTION AND DELIVERY OF OTHER CONTRACTS, DOCUMENTS, AND CERTIFICATES BY PARENT AND PURCHASER. Parent and Purchaser shall have executed and/or delivered all of the following to Seller:

           o Purchase Price Allocation on Schedule 1.2(c);
           o All agreements referenced in Section 1.2(d);
           o Assignment and Assumption Agreement and related attachments on
             Schedule 1.3(b);
           o Updated Parent Disclosure Schedule
           o Good Standing Certificates of Parent and Purchaser;
           o Unanimous Written Consent of the Boards of Directors of Parent and Purchaser;
           o Officer's Certificates of Parent and Purchaser certifying that the representations and warranties made by Parent and Purchaser in
             Article 2 hereof are true and correct as of the Closing Date (except to the extent expressly made as of an earlier date), except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, and that Parent and Purchaser have performed in all material respects all obligations and conditions herein required to be performed or observed by Parent and Purchaser prior to the Closing; and
           o Parent Certificate for the Parent Shares.

     4.4 EFFECT OF WAIVER. The waiver by Parent and Purchaser of a condition set forth in Section 4.2 or by Seller of a condition set forth in Section 4.3 shall not constitute a waiver by the party waiving a condition of any of its other rights or remedies, at law or in equity, if the other party or parties shall be in default of any of its or their representations, warranties, or covenants under this Agreement.

                                    ARTICLE 5

                       SURVIVAL; INDEMNIFICATION; EXPENSES

     5.1 INDEMNIFICATION BY SELLER.

           Subject to the terms and conditions set forth herein, from and after the Closing Date, Seller shall defend, indemnify, and hold harmless Parent and Purchaser and their affiliates, officers, directors, employees, and controlling persons (the "Purchaser Indemnitees") from any Liability, damage, deficiency, loss, Taxes, penalty, judgments, assessments, cost, or expense, including reasonable attorneys' fees and costs of investigating and defending against lawsuits, complaints, actions, administrative proceedings or other pending or threatened litigation, (being hereafter collectively referred to as "Purchaser Damages") actually suffered or paid by them as a result of:

           (a) Any breach of any representation or warranty made by Seller in this Agreement, in the Seller Disclosure Schedule or the Updated Seller Disclosure Schedule, or in any Schedule, exhibit, certificate, agreement, instrument or other document entered into or delivered pursuant hereto by Seller;

           (b) Any breach of any term, provision, instrument, covenant or agreement to be performed or observed by Seller pursuant to this Agreement, the Seller Disclosure Schedule or the Updated Seller Disclosure Schedule, or any Schedule, exhibit, certificate, agreement, instrument or other document entered into or delivered pursuant hereto by Seller.

           (c) Any Liability relating to the Business other than the Assumed Liabilities;

           (d) The conduct or operations of the Business on or prior to the Closing Date; and

           (e) Any Liability (other than an Assumed Liability) incurred by Purchaser as a result of Seller's failure to comply with the New Jersey Tax and Bulk Transfer Law.

     5.2. INDEMNIFICATION BY PARENT AND PURCHASER. Parent and Purchaser shall jointly and severally defend, indemnify and hold harmless Seller and its affiliates, officers, directors, employees and controlling persons (the "Seller Indemnitees") from any Liability, damage, deficiency, loss, Taxes, penalty, judgments, assessments, cost, or expense, including reasonable attorneys' fees and costs of investigating and defending against lawsuits, complaints, actions, administrative proceedings or other pending or threatened litigation (being hereafter collectively referred to as "Seller Damages") actually suffered or paid by Seller as a result of:

           (a) Any breach of any representation or warranty made by Parent or Purchaser in this Agreement, in the Parent Disclosure Schedule or the Updated Parent Disclosure Schedule, or in any Schedule, exhibit, certificate, agreement, instrument, or other document entered into or delivered pursuant hereto by Parent or Purchaser;

           (b) Any breach of any term, provision, instrument, covenant or agreement to be performed or observed by Parent or Purchaser pursuant to this Agreement, the Parent Disclosure Schedule or the Updated Parent Disclosure Schedule, or any Schedule, exhibit, certificate, agreement, instrument, or other document entered into or delivered pursuant hereto by Parent or Purchaser;

           (c) Any Liability which is an Assumed Liability; and

           (d) The conduct or operations of the Business after the Closing Date except to the extent the matter constitutes a breach of a representation or warranty of Seller contained herein.

           (e) Any Liability incurred by Seller as a result solely of the timing of the relevant filing with the state of New Jersey, Department of the Treasury, Division of Taxation of a Notification of Sale, Transfer, or Assignment in Bulk by Purchaser.

     5.3. Limitations.

           (a) Seller's obligation to indemnify the Purchaser Indemnitees pursuant to Section 5.1 hereof is subject to the following limitations:

               (i) no indemnification pursuant to Section 5.1 hereof shall be made by Seller unless the aggregate amount of Purchaser Damages exceeds $350,000, each individual amount of Purchaser Damages exceeds $50,000 and, in such event, indemnification shall be made by Seller only to the extent that the aggregate amount of Purchaser Damages exceed $350,000; it is acknowledged that Parent and Purchaser shall not have the right to indemnification for individual amounts below $50,000 and that such amounts shall not count towards the $350,000 threshold amount referenced in this clause (i);

               (ii) in no event shall Seller's aggregate obligation to indemnify the Purchaser Indemnitees pursuant to Section 5.1 hereof exceed 25% of the value of the Parent Shares as of the Closing Date;

               (iii) the amount of any Purchaser Damages shall be reduced by (A) any amount received by a Purchaser Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (B) the amount of any Tax Benefit Actually Realized available to the Purchaser Indemnitee relating hereto. The Purchaser Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility. If a Purchaser Indemnitee receives any amount under insurance coverage or from such other party with respect to Purchaser at any time subsequent to any indemnification provided by Seller pursuant to this Section 5.3, then such Purchaser Indemnitee shall promptly reimburse Seller for any payment made or expense incurred by

Seller in connection with providing such indemnification up to such amount received by the Purchaser Indemnitees.

           (b) Parent and Purchaser's obligation to indemnify the Seller Indemnitees pursuant to Section 5.2 hereof is subject to the following limitations:

               (i) no indemnification pursuant to Section 5.2 hereof shall be made by Parent or Purchaser unless the aggregate amount of Seller Damages exceeds $350,000, each individual amount of Seller Damages exceeds $50,000 and, in such event, indemnification shall be made by Parent or Purchaser only to the extent that the aggregate amount of Seller Damages exceed $350,000; it is acknowledged that Seller shall not have the right to indemnification for individual amounts below $50,000 and that such amounts shall not count towards the $350,000 threshold amount referenced in this clause (i);

               (ii) in no event shall Parent or Purchaser's aggregate obligation to indemnify the Seller Indemnitees pursuant to Section 5.2 hereof exceed 25% of the value of the Parent Shares as of the Closing Date;

               (iii) the amount of any Seller Damages shall be reduced by (A) any amount received by a Seller Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (B) the amount of any Tax Benefit Actually Realized available to the Seller Indemnitee relating hereto. The Seller Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility. If a Seller Indemnitee receives any amount under insurance coverage or from such other party with respect to Seller at any time subsequent to any indemnification provided by Parent or Purchaser pursuant to this Section 5.3, then such Seller Indemnitee shall promptly reimburse Parent or Purchaser for any payment made or expense incurred by Parent or Purchaser in connection with providing such indemnification up to such amount received by the Seller Indemnitees.

     5.4. CONDUCT OF LITIGATION.

           Any party against whom a claim is asserted, promptly after receipt of notice of the commencement or threat of any such claim in respect of which indemnification may be sought hereunder (the "Indemnified Party"), shall notify the other party (the "Indemnifying Party") in writing of the commencement or threat thereof. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify PI the Indemnified Party and shall not relieve the Indemnifying Party of any other liability which any of them may have to the Indemnified Party, except to the extent such failure to notify results in actual damage or prejudice to the Indemnifying Party over and above any amount for which the Indemnifying Party would otherwise have been responsible under Article 5 of this Agreement. In the event of the commencement of any such action as to which the Indemnified Party notifies the Indemnifying Party as aforesaid, the Indemnifying Party will be entitled to participate therein and to assume the defense thereof at its expense, provided that the Indemnifying Party promptly notify the Indemnified Party of its election so to assume the defense thereof. Nothing herein shall be construed so as to give any insurance carrier a right of subrogation for claims paid except as such right would otherwise exist in the absence of Article 5 of this Agreement.

           The Indemnified Party shall be entitled to participate in the defense of any action and to be represented by counsel of its own selection. If the attorneys provided for the defense of the Indemnified Party by the Indemnifying Party withdraw from or are removed by court order from the Indemnified Party's representation, or if either equitable relief is being sought or the Indemnified Party is also joined as a party in any such action, then the cost of counsel selected by the Indemnified Party shall be part of the Indemnified Party's cost, and the Indemnified Party shall have the right in all respects to conduct its own defense. If the Indemnified Party otherwise retains its own counsel, the cost thereof shall be for the account of the Indemnified Party.

           As to cases in which the Indemnifying Party has assumed and is providing the defense for the Indemnified Party, except with respect to causes of action alleged separately against the Indemnified Party, the handling and decisions in respect of which shall be under the sole and exclusive control of the Indemnified Party, the control of such defense and the right to reach a settlement in such action shall remain vested in the Indemnifying Party. As to any action in which the Indemnified Party is not represented by counsel of its own selection, the Indemnifying Party shall provide to the Indemnified Party reasonable information (including reasonable advance notice of all proceedings in respect thereto) regarding the conduct of the action and the right to attend all proceedings and depositions in respect thereto through its agents and attorneys, and the right to discuss the action with counsel for the Indemnifying Party, and the Indemnifying Party will consider the Indemnified Party's view with respect to the conduct of the action. Except as provided in the first sentence of this paragraph above, the Indemnifying Party shall at all times be entitled to make all decisions regarding the action, including settlements; provided, that, if the Indemnified Party objects to a settlement which has otherwise been fully agreed to but for this provision, the Indemnified Party may prohibit the Indemnifying Party from making such settlement in the Indemnified Party's behalf, in which case, at the election of the Indemnifying Party, the Indemnifying Party may pay to the Indemnified Party the proposed cost to them of such settlement, in cash, and the Indemnified Party shall thereafter be responsible for such litigation matter and the Indemnifying Party thereafter has no further indemnification responsibility with respect to such matter.

           If, within twenty (20) days after receipt by the Indemnifying Party of notice from the Indemnified Party to the Indemnifying Party as to commencement of any action in respect of which indemnification is sought hereunder, the Indemnifying Party has not notified the Indemnified Party that the Indemnifying Party assumes the defense of such action without reservation and have actually assumed such defense, then the Indemnified Party shall have the right to defend such action and totally to control such defense, and to proceed immediately against the Indemnifying Party to enforce all indemnification rights hereunder (including but not limited to the costs of defense, as the same may be incurred), and the Indemnifying Party shall thereafter not be entitled to participate in such action. The indemnification obligations of the Indemnifying Party with respect to such action shall, however, in no way be diminished by virtue of the foregoing, and the fact that the Indemnified Party shall have defended, settled, compromised or otherwise dealt with such action shall not, in any circumstances, be deemed to constitute any waiver, release, or exon-eration of the Indemnifying Party from its indemnification obligations, regardless of the outcome of such action.

     5.5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

           (a) All representations and warranties herein or in any, Schedule, the Seller Disclosure Schedule, the Parent Disclosure Schedule, any Exhibit, certificate, agreement, instrument or other document entered into or delivered pursuant hereto by a party shall survive the execution and delivery of this Agreement. No claim for Seller Damages or Purchaser Damages may be made by any Purchaser Indemnitee or Seller Indemnitee, as applicable, unless written notice of such claim is given to the party claimed against prior to the end of the applicable survival period (as provided for in (b) below).

           (b) The representations and warranties set forth in this Agreement shall survive for 12 months after the Closing Date, except for the representations and warranties set forth in Sections 2.1(i) (Title to Properties; Encumbrances), 2.2(b) (Capitalization), and 2.2(k) (Taxes), which shall survive the execution and delivery of this Agreement until ten (10) days following the expiration of the time period which is prescribed by the applicable federal, state or local statute of limitations with respect to which a third party may make a claim relating to such matters. For purposes of the preceding sentence, the duration of an applicable statute of limitation shall be unaffected by any extension or other agreement entered into or consented to in writing by Purchaser affecting such duration.

     5.6. NO DUPLICATION; SOLE REMEDY.

          (a) Parent's, Purchaser's and Seller's respective rights to indemnification as provided for in Sections 5.1 and 5.2, as applicable, shall constitute such party's sole remedy for such a breach and the breaching party shall have no further liability or damages to the other party resulting from the breach; provided, however, that nothing contained herein shall prevent an indemnified party from pursuing remedies as may be available to such party under applicable law in the event of an indemnifying party's failure to comply with its indemnification obligations hereunder.

     5.7. PAYMENTS. Payments due by Seller under this Article 5 may, by mutual agreement, be made in (i) cash, (ii) shares of Parent Common Stock valued at the APSCP of the Parent Common Stock for the ten (10) trading days immediately preceding the date of payment or (iii) a combination of cash and Parent Common Stock.
                                    ARTICLE 6

                           TERMINATION AND ABANDONMENT

     6.1. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

           (a) at any time prior to the Closing Date, by mutual consent of the parties;

           (b) by either Purchaser and Parent or Seller if the Closing shall not have occurred by July 31, 2000, unless extended by mutual agreement of the parties;

           (c) by Parent and Purchaser, if there has been a breach of a representation or warranty in this Agreement (including the Seller Disclosure Schedule, the Updated Seller Disclosure, or any Schedules) or any certificate, instrument or other document delivered pursuant hereto by Seller, in any material respect or a breach by Seller of any covenant of Seller set forth herein in any material respect, which breach or failure to perform (I) would give rise to a failure of any condition to which the obligations of Parent and Purchaser hereunder are subject, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Seller;

           (d) by Seller, if there has been a breach of a representation or warranty in this Agreement (including the Parent Disclosure Schedule, the Updated Parent Disclosure Schedule or any Schedules) or any certificate, instrument or other document delivered pursuant hereto by Parent or Purchaser in any material respect, or a breach by Parent or Purchaser of any covenant of Parent or Purchaser set forth herein in any material respect, which breach or failure to perform (i) would give rise to the failure of any condition to which the obligations of Seller hereunder are subject, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent or Purchaser; or ;

           (e) by Parent and Purchaser, on the one hand, or Seller, on the other hand, if any court of competent jurisdiction in the United States, or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Acquisition and such order, decree, ruling or other action shall have become final and unappealable.

     6.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.1 hereof by Parent and Purchaser, on the one hand, or Seller, on the other hand, written notice thereof promptly shall be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect (other than Sections 3.2 and 7.1 hereof, which shall survive termination), and there shall be no liability hereunder on the part of Parent and Purchaser, or Seller, provided that if Parent and Purchaser terminate this Agreement pursuant to Section 6.1(c) or if Seller terminates this Agreement pursuant to Section 6.1(d), then the terminating party shall have the right to pursue an indemnification claim pursuant to Article V hereof notwithstanding that the Closing shall not have occurred. Termination of this Agreement shall have no effect on the obligations of the parties arising under Section 3.2 hereof.

     6.3. EXTENSION; WAIVER. At any time prior to the Closing Date, the parties hereto, by action taken by or on behalf of the respective authorized officers of Seller or Parent and Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (ii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party for whose benefit such agreement or condition was made or established.

                                    ARTICLE 7

                                  MISCELLANEOUS

         7.1. FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall, if incurred by Parent or Purchaser, be paid by Parent or Purchaser and shall, if incurred by Seller, be paid by the Seller. Parent and Seller shall each contribute and pay one-half of the HSR Act filing fees applicable, and one-half of professional accountant fees associated with the preparation of the audited Financial Statements referenced herein.

         7.2 PUBLIC ANNOUNCEMENTS. If requested by Parent, Seller shall agree to and shall provide relevant information for any press release announcing this Agreement and the transactions contemplated herein.

         7.3. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by courier service, telex, telegram, or fax, as follows:

               (a)           if to Seller:

                             Telcordia Technologies, Inc.
                             445 South Street
                             Morristown, New Jersey  07960
                             Attention: John C. Braun, Jr., Esq.
                             Telephone: (973) 829-2392
                             Fax:  (973) 829-2364

                             With a copy to:
                             (which shall not constitute notice)

                             Weil, Gotshal & Manges LLP
                             767 Fifth Avenue
                             New York, New York  10153
                             Attention:  Howard Chatzinoff, Esq.
                             Telephone:  (212) 310-8340
                             Fax:  (212) 310-8007

               (b)           if to Parent or Purchaser:

                             Geoworks Corporation
                             960 Atlantic Avenue
                             Alameda, California 94501
                             Attention:  James Given, Esq.
                             Telephone:  (510) 814-1660
                             Fax:  (510) 814-4251

                             with a copy to:
                             (which shall not constitute notice)

                             Bryan Cave LLP
                             2020 Main Street, Suite 600
                             Irvine, California 92614
                             Attention:  Randolf W. Katz, Esq.
                             Telephone:  (949) 223-7103
                             Fax:  (949) 223-7100

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery if the date of transmission is electronically endorsed automatically on the media or evidenced by courier service documentation. If notice is mailed or transmitted in a manner in which date of delivery cannot be ascertained from the media used or courier service records, notice shall be deemed given on the third business day after the mailing or other transmission or delivery thereof. A notice of a change of address shall be effective only upon receipt.

         7.4 ENTIRE AGREEMENT. This Agreement, the Seller Disclosure Schedule, the Updated Seller Disclosure Schedule, the Parent Disclosure Schedule, the Updated Parent Disclosure Schedule, Schedules, Exhibits and other documents referred to herein or delivered pursuant hereto collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior and contemporaneous agreements and understandings, oral and written, with respect thereto.

         7.5 BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; PROVIDED, HOWEVER, Purchaser may elect to assign its rights hereunder to a wholly-owned Subsidiary, which assignment shall not relieve or release Purchaser of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities.

         7.6. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified, and supplemented only in writing signed by the parties hereto. Any such amendment shall be authorized by the respective Boards of Directors of Purchaser and Seller.

         7.7. HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         7.8.  COUNTERPARTS; EXCHANGE OF SIGNATURE PAGES BY FAX. This
Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be an original, and all of which together shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by exchange of signature pages transmitted via fax with the same force and effect as if original signatures on such pages were exchanged.

         7.9. APPLICABLE LAW AND FORUM. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

         7.10.    DISPUTE RESOLUTION.

                  (a) Any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation or breach thereof, shall be resolved as follows:

                  (i) For any litigation instituted by Parent or Purchaser arising out of or relating to this Agreement, or the interpretation or breach thereof, venue shall be in Morris County, New Jersey. For any litigation instituted by Seller arising out of or relating to this Agreement, or the interpretation or breach thereof, venue shall be in Alameda County, California.

                  (ii) Discovery in any action arising out of or in connection with this Agreement shall be as provided for under the applicable rules of the venue in which the action is filed, but limited to: (A) demands for inspection of documents and things as provided for under the applicable rules of the venue in which the action is filed; (B) the exchange of expert witness information and the taking of depositions of designated experts as provided for under the applicable rules of the venue in which the action is filed; and (C) for each party, the depositions of no more than five (5) natural persons, exclusive of experts. The parties waive the right to serve written interrogatories and requests for admission.

                  (iii)  The parties waive the right to trial by jury.


         7.10. SEVERABILITY. If any term, provision, covenant, or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      [SIGNATURE PAGE FOLLOWS; REMAINDER OF THIS PAGE INTENTIONALLY BLANK]
      --------------------------------------------------------------------

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                     GEOWORKS CORPORATION



                                     By:
                                         ---------------------------------------
                                     Name:
                                     Title:



                                     AIRBOSS ACQUISITION CORPORATION



                                     By:
                                         ---------------------------------------
                                     Name:
                                     Title:



                                     TELCORDIA TECHNOLOGIES, INC.



                                     By:
                                         ---------------------------------------
                                     Name:   Ward Reed
                                     Title:  Chief Financial Officer

                                EXHIBIT 1.2(D)(I)

                            PATENT LICENSE AGREEMENT

THIS PATENT CROSS-LICENSE AGREEMENT, is made as of the 24 day of July, 2000 (the "Effective Date"), by and among Geoworks Corporation, a Delaware corporation having an office at 960 Atlantic Avenue, Alameda CA, on behalf of itself and its wholly owned subsidiary, AirBoss Acquisition Corporation, a New Jersey corporation (collectively "Geoworks") and Telcordia Technologies, Inc., a Delaware corporation, having its principal office at 445 South Street, Morristown, New Jersey 07960-6438 on behalf of itself and its parent company Scientific Applications International Corporation, a Delaware Corporation, (collectively "Telcordia"). Geoworks and Telcordia are sometimes individually referred to as a "Party" and collectively as the "Parties."

                                    RECITALS

Telcordia and Geoworks entered into an Asset Purchase and Stock Sale Agreement dated July 21, 2000 (the "Purchase Agreement"), under which Geoworks purchased from Telcordia all the application and middleware software of Telcordia's Airboss Business Unit, which includes "AirBoss" application software and the "AirForce" product solution and five related Telcordia Patents.

Telcordia has continuing operations, which may be related to the subject matter of the Telcordia patents and therefore desires to retain rights under such patents.

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the Parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

1.1 LICENSED PATENTS shall mean the following listed US Patents and their foreign counterparts which will be conveyed to Geoworks pursuant to the Asset Transfer and Transaction Agreement executed at closing:

     1. US Patent Number 5,327,486 entitled "Method and System for Managing Telecommunications Such as Telephone Calls"
     2. US Patent Number 5,673,322 entitled "System and Method for Providing Protocol Translation and Filtering to Access the World Wide Web from Wireless or Low-Bandwidth Networks"
     3.   US Patent Number 5,742,668 entitled "Electronic Messaging Network"
     4. US Patent Number 5,742,905 entitled "Personal Communications Internetworking"
     5. US Patent Number 5,930,700 entitled "System and Method for Automatically Screening and Directing Incoming Calls"

1.2 WAP PATENT shall mean the United States Patent 5,327,529 issued on July 5, 1994, and all continuations, continuation-in-part and divisional patents and all foreign counterparts thereof.

1.3 TELCORDIA TECH ACCESS software product shall mean the software system Telcordia purchased from BellSouth, including all improvements and enhancements thereto, to provide wireless access to the Telcordia Force software system to provide craftpersons access to a service provider's customer data and service order records.

1.4 UNIFIED MESSAGING FUNCTIONALITY means any and all Telcordia software that provides the ability of a user to receive and display on a singular device any combination of voice, facsimile, email, video, or data messages.

                            ARTICLE 2 - LICENSE GRANT

2.1 GEOWORKS grants to TELCORDIA under the Licensed Patents the following rights:

        (i) Geoworks covenants not to sue Telcordia and Telcordia's customers for patent infringement (direct or indirect) under the network claims of the Licensed Patents resulting from Telcordia's provision of systems integration services or the provision of solutions worldwide,

        (ii) a worldwide, nonexclusive, royalty free license under the Licensed Patents to make, have made, use, sell, offer to sell or import the Telcordia Tech Access software product, or any component thereof, or any existing Telcordia Software Product existing as of the closing date Purchase Agreement which are enhanced or improved to provide Unified Messaging Functionality, or to operate a network for any purpose;

        (iii) a nonexclusive, worldwide, license to make, have made, use, sell, offer to sell or import products under the Licensed Patents any other products or services, under terms, conditions and at a royalty rate equal to that offered to Geoworks's most-favored-customers, or at a rate no greater than that which is commercially reasonable; and

        (iv) a perpetual right to acquire a nonexclusive, worldwide, license to make, use, sell, offer to sell or import products under the WAP Patent at a 5% discount from Geoworks then standard commercial rates.

2.2 Telcordia covenants not to sue Geoworks or any Geoworks' customers under any claim of patent infringement arising from Geoworks development, sale, license, use, or offer to sell the AirBoss/AirForce software products conveyed to Geoworks pursuant to the Purchase Agreement.

             ARTICLE 3 - REPRESENTATIONS AND WARRANTIES, LIMITATIONS

3.1 Geoworks warrants that it has the right to grant the licenses and rights granted herein and to enter into this Agreement. Telcordia warrants that it has the right to enter into this Agreement for and on behalf of itself and parent.

3.2 Geoworks has not and will not accept any commitments or restrictions in respect to its right to grant licenses that will materially affect the value of the rights granted by it in this Agreement.

3.3  Nothing in this Agreement shall be construed as

        (i) a warranty or representation by either Party as to the validity or scope of the Licensed Patents or of the WAP Patent.

        (ii) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement shall be free from infringement of third persons; or

        (iii) a requirement that Geoworks shall maintain any patent in force;

        (iv) an obligation to bring or prosecute actions or suites against third parties or infringement of any patent; or

        (v) an obligation to furnish any technical information related to any licensed patent or any information concerning pending patent applications;

        (vi) conferring a right to use in advertising, publicity, or otherwise any trademark, or trade name of either Party; or

        (vii) granting by implication, estoppel, or otherwise any licenses or rights under patents other than the Licensed Patents or the right to acquire a license under the WAP Patent.

3.4 EXCEPT FOR THE EXPRESS WARRANTIES OF SECTION 3.1, THERE ARE NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, EVEN IF GEOWORKS HAS BEEN MADE AWARE OF SUCH PURPOSE, AND THE WARRANTY AGAINST INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

3.5 NEITHER PARTY NOR ITS AFFILIATES SHALL BE LIABLE FOR ANY INDIRECT DAMAGES, INCLUDING ANY LOST PROFITS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING OUT OF THIS AGREEMENT, INCLUDING THE USE OR INABILITY TO USE ANY DEVICE, PRODUCT, SERVICE, OR PATENT.

              ARTICLE 4 - TRANSFERABILITY OF RIGHTS AND OBLIGATIONS

4.1 Any license granted by this Agreement in respect to a Licensed Patents shall be binding on any successor of the party in ownership or control of the Licensed Patents.

4.2 The licenses received by Telcordia under this Agreement shall pass to any assigns for the benefit of creditors of the licensed party, and to any receiver of its assets, or to any person or corporation succeeding to any business of Telcordia requiring the licenses granted hereunder, as a result of sale, consolidation, reorganization, or otherwise, provided such assignee, receiver, person or legal entity, shall, without delay, accept in writing the provisions of this Agreement and agree to become bound in all respects thereby in the place and state of the Telcordia, but may not otherwise be transferred without the written consent of Geoworks.

                       ARTICLE 5 - NOTICES; APPLICABLE LAW

5.1 All notices, certificates, acknowledgments and other reports hereunder must be in writing and will be deemed properly delivered when personally delivered or upon confirmation of receipt of a certified mailing to the other Party at its address as follows, or such other address as either Party may by written notice, designate to the other:

        Geoworks Corporation                Telcordia Technologies, Inc.
        960 Atlantic Ave.                   Legal Department
        Alameda, Ca.  94501                 445 South Street
        Attention:  Jim Given, Esq.         Morristown, New Jersey  07960-6438
        Telephone No. 510.814.1660          Attention:  Joe Giordano, Esq.
        Facsimile No. 510.814.4251          Telephone No. 973.829.2352
                                            Facsimile No. 973.829.2366
        WITH A COPY TO:
        Bryan Cave, LLP
        2020 Main Street
        Suite 600
        Irvine, California, 92614
        Attn:  Randolf W. Katz, Esq.
        Telephone No. 949.223.7103
        Facsimile No. 949.223.7100


5.2 This Agreement shall be construed, interpreted, and applied in accordance with the substantive laws of the state of New York.

5.3 Either Party is free to publicize the fact that they have entered into this agreement, provided any news releases, public announcements, advertisement or publicity released by either Party concerning this Agreement or activities arising under it shall be subject to the prior joint approval of the Parties.

5.4 This instrument contains the entire and only Agreement between the parties and supersedes all preexisting Agreements between the respecting its subject matter. Any representation, promise, condition, in connection with such subject matter that is not incorporated in this Agreement shall not be binding on either party.

                                ARTICLE 6 - TERM

6.0 This agreement and the licenses granted hereunder shall continue until the latest date any of the Licensed Patents or the WAP Patent are enforceable against any party.

WHEREFORE, the Parties have entered into this Agreement as indicated by the signatures of their authorized representatives set forth below.

TELCORDIA  TECHNOLOGIES, INC.                  GEOWORKS CORPORATION

By:_____________________________           By:__________________________________

Name: Ward Reed                            Name:________________________________

Title: Chief Financial Officer             Title:_______________________________

                               EXHIBIT 1.2(D)(III)

                              GEOWORKS CORPORATION

                          REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of the 24th day of July, 2000, by and among between Geoworks Corporation, a Delaware corporation (the "Company"), and Telcordia Technologies, Inc., a Delaware corporation (the "Holder").

                                    RECITALS

         A. The Holder has entered into an Asset Purchase and Stock Sale Agreement, dated as of July 24, 2000, with the Company (the "Asset Purchase Agreement").
         B. In order to induce the Company to enter into the Asset Purchase Agreement and to induce the Holder to invest in the Company pursuant to the Asset Purchase Agreement, the Holder and the Company hereby agree that this Agreement shall govern the rights of the Holder to cause the Company to register shares of Common Stock of the Company held by and issuable to the Holder and certain other matters as set forth herein.

         NOW, THEREFORE, the parties agree as follows:

                                    AGREEMENT

         1.   DEFINITIONS.  For purposes of this Agreement:

               .1 The term "Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               .2 The term "Affiliate" shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or in under common control with, such specified Person.

               .3 The term "Asset Purchase Common Stock" shall mean the Common Stock of the Company sold pursuant to the terms of the Asset Purchase Agreement.

               .4 The term "Common Stock" shall mean the common stock, par value $.001 per share, of the Company.

               .5 The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               .6 The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of, effectiveness of such registration statement or document.

               .7 The term "Registrable Securities" shall mean (i) the Asset Purchase Common Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations after the date hereof (collectively, a "Recapitalization")), (ii) any Common Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of the shares referenced in (i) above, and (iii) any Common Stock acquired by the Holder after the date hereof, excluding in all cases, however, any Registrable Securities that have been sold by the Holder privately, pursuant to the provisions of Rule 144, or pursuant to a registration statement under the Act covering such Registrable Securities that has been declared effective by the SEC.

               .8 The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding that are Registrable Securities.

               .9 The term "Rule 144" shall mean Rule 144 under the Act as in effect on the date hereof and such rule as from time to time amended and any successor rule or regulation under the Act.

               .10 The term "Person" shall mean any individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as "group" is defined in Section 13(d)(3) of the 1934 Act).

               .11 The term "SEC" shall mean the Securities and Exchange Commission and any successor thereto.

               .12 The term "Subsidiary" shall mean, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

     2.      REGISTRATION.

               .1 COMPANY REGISTRATION. The Company shall, on the terms and conditions hereinafter provided, use its best efforts to cause a registration statement (the "Registration Statement") covering the resale of the Registrable Securities to be filed with the SEC under the Act no later than November 21, 2000 and thereafter, proceed as expeditiously as possible to cause such Registration Statement to be declared effective and qualified under other applicable securities laws upon request of the Holder. The Company shall use its best efforts to keep the Registration Statement effective under the Act until the earlier of (i) three (3) years from the date the Registration Statement has been declared effective by the SEC, (ii) the date that the Holder or any permitted assignee pursuant to Section 3.8 of this Agreement no longer owns any Registrable Securities or (iii) the date when all the Registrable Securities covered by the Registration Statement are freely transferable pursuant to subsection (k) of Rule 144.

               .2   PIGGYBACK REGISTRATION.

               (a) If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holder) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall give the Holder written notice at least twenty (20) days before the initial filing with the SEC of such registration statement (the "Piggyback Registration Statement"), which notice shall set forth the amount of securities the Company and other parties, if any, then contemplate including in such registration and the intended method of disposition of the securities proposed to be offered by the Company. The notice shall offer to include in such registration, subject to and on the terms and conditions hereinafter provided, such number of Registrable Securities as the Holder may request. The Holder shall advise the Company in writing within twenty (20) days after receipt of such notice by the Company in accordance with Section 4.5, setting forth the amount of Registrable Securities for which registration is requested as part of such Piggyback Registration Statement. The Company shall, subject to the provisions of Section 3.4, cause to be registered under the Act all of the Registrable Securities that the Holder has requested to be registered.

The Company shall not be obligated to effect, or take any action to effect, any registration pursuant to this Section 2.2 during any such time that the Registration Statement is effective for the resale of Registrable Securities.

         3.   REGISTRATION PROCEDURES.

               .1   OBLIGATIONS OF THE COMPANY. Whenever required under Sections
2.1 and 2.2 of this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

                    (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities, use its best efforts to cause such registration statement to become effective and keep such registration statement effective for a period of up to one hundred eighty (180) days or until the distribution contemplated in such registration statement has been completed or, in the case of the Registration Statement filed pursuant to Section 2.1 hereof, for the period contemplated therein; PROVIDED, HOWEVER, that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (i) includes any prospectus required by Section 10(a)(3) of the Act, or (ii) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (i) and (ii) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

                    (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                    (c) Furnish to the Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request from time to time in order to facilitate the disposition of Registrable Securities owned by the Holder.

                    (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already required to qualify to do business or subject to service in such jurisdiction and except as may be required by the Act.

                    (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.

                    (f) Notify the Holder at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                    (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                    (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                         (i)  Make available for inspection by the Holder
participating in such registration, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by the Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers and directors to supply all information reasonably requested by the Holder, underwriter, attorney or accountant in connection with such registration statement; PROVIDED, HOWEVER, that the Holder, underwriter, attorney or accountant shall agree to hold in confidence and trust all information so provided.

                         (j)  Make available to the Holder participating in such
registration, upon the request of the Holder:

                                    (i)    in the case of an underwritten public
offering, a copy of any opinion of counsel for the Company provided to the underwriters participating in such offering, dated the date such shares are delivered to such underwriters for sale in connection with the registration statement;

                                    (ii)   in the case of an underwritten public
offering, a copy of any "comfort" letters provided to the underwriters participating in such offering and signed by the Company's independent public accountants who have examined and reported on the Company's financial statements included in the registration statement, to the extent permitted by the standards of the AICPA or other relevant authorities; and

                                    (iii)  a copy of all documents filed with
and all correspondence from or to the SEC in connection with any such offering other than non-substantive cover letters and the like.

         .2   FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 of this Agreement with respect to Registrable Securities of the Holder that the Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of the Holder's Registrable Securities.

         .3   EXPENSES OF COMPANY REGISTRATION. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Sections 2.1 and 2.2 of this Agreement for the Holder, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holder hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holder selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

         .4   UNDERWRITING REQUIREMENTS.

         (a) In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under
Section 2.2 of this Agreement to include any of the Holder's securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.

         (b) If the total amount of securities requested by shareholders to be included in such offering, including Registrable Securities under Section 2.2 of this Agreement, exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the managing underwriter shall advise the Company in writing (with a copy to the Holder) that, in its opinion, the number of securities requested to be included in such registration (including securities to be sold by the Company or by other Persons not holding Registrable Securities) will jeopardize the success of the offering. In such case, the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders. For purposes of the preceding sentence concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

         .5   DELAY OF REGISTRATION. The Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 3.

         .6   INDEMNIFICATION.  In the event any Registrable Securities are included in a registration statement under this Agreement:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless the Holder, each officer and director of the Holder, any underwriter (as defined in the Act) of the Holder and each Person, if any, who controls the Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to the Holder, underwriter or controlling Person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity provisions contained in this Section 3.6(a) shall not apply to (1) amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), or (2) any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Holder (including each officer and director of the Holder), underwriter or controlling Person.

               (b) To the extent permitted by law, the Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Person selling securities in such registration statement, each officer and director of any such other Person and any controlling Person of any such underwriter or other Person, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder, or by an officer or director of the Holder expressly for use in connection with such registration; and the Holder will pay any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 3.6(b) in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 3.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; PROVIDED, FURTHER, that in no event shall any indemnity under this Section 3.6(b) exceed the gross proceeds from the offering received by the Holder net of underwriters' commissions and discounts.

               (c) Promptly after obtaining actual knowledge of any third party claim or action as to which it may seek indemnification under this Section 3.6, an indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.6, deliver to the indemnifying party a written notice thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.6, if, and to the extent that, such failure is prejudicial to such indemnifying party's ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.6.

               (d) If the indemnification provided for in this Section 3.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense (including, without limitation, legal and other expenses incurred by such indemnified party in investigating or defending any such action or claim) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Section 3.6(d), the Holder shall not be required to contribute any amount or make any other payments under this Agreement which in the aggregate exceed the net proceeds received by the Holder from the offering covered by the applicable registration statement.

               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

               (f)  The obligations of the Company and the Holder under this
Section 3.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

         .7   REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holder the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Holder to sell securities of the Company to the public without registration, the Company agrees to:

               (a) make and keep public information available, as those terms are understood and defined in Rule 144;

               (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

               (c) furnish to the Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and
(iii) such other information as may be reasonably requested in availing the Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

         .8   NO ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the
Company to register Registrable Securities pursuant to this Agreement may not be assigned; PROVIDED, HOWEVER, that the Holder may assign its rights and obligations under this Agreement to any Subsidiary or Affiliate of the Holder which has become the owner of Registrable Securities.

         .9   "MARKET STAND-OFF" AGREEMENT. The Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company of the same class as the Registrable Securities, following the date on which a registration statement of the Company is filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period, except (i) Common Stock included in such registration (other than Registrable Securities included therein in connection with the exercise of the Holder's rights pursuant to Section 2.2 of this Agreement, in respect of which a registration thereof may be permitted, subject to the Company's receipt of Holder's written consent not to dispose of such Registrable Securities in any manner for the relevant time period set forth in this Section 3.9) and (ii) any Registrable Securities disposed of by private sale, so long as each such purchaser (and any and all subsequent purchasers) shall agree in writing, not later than the effective time of such private sale, to be bound by all of the terms and conditions of this Section 3.9; PROVIDED, HOWEVER, that:

               (a) such agreement shall be applicable during the five (5) years following the date of this Agreement, subject to an earlier termination of such limitation period following the market stand-off period of the second such registration statement of the Company which covers Common Stock (or other securities of the Company of the same class as the Registrable Securities) to be sold on its behalf to the public in an underwritten offering;

               (b) such market stand-off time period shall not exceed 90 days following the effective date of each such registration statement;

               (c) such agreement shall not be applicable more than once in any 12-month time period; and

               (d) all executive officers and directors of the Company enter into similar agreements.

         In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

         Notwithstanding the foregoing, the obligations described in this
Section 3.9 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

         4.   MISCELLANEOUS.

               .1   SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obliga-tions, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               .2   GOVERNING LAW.  This Agreement shall be governed by and
construed under the laws of the State of Delaware.

               .3   COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               .4   TITLES AND SUBTITLES. The titles and subtitles used in this
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               .5   NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in Person or mailed, certified or registered mail with postage prepaid, or sent by courier service, telex, telegram, or fax, as follows:

                      (a)     if to the Seller:

                                 Telcordia Technologies, Inc.
                                 445 South Street
                                 Morristown, New Jersey  07960
                                 Attention: John C. Braun, Jr., Esq.
                                 Telephone:  (973) 829-2392
                                 Fax:  (973) 829-2364

                                 With a copy to:
                                 (which shall not constitute notice)

                                 Weil, Gotshal & Manges LLP
                                 767 Fifth Avenue
                                 New York, New York  10153
                                 Attention:  Howard Chatzinoff, Esq.
                                 Telephone:  (212) 310-8340
                                 Fax:  (212) 310-8007

                      (b)     if to Purchaser:

                                 Geoworks Corporation.
                                 960 Atlantic Avenue
                                 Alameda, California  94501
                                 Attention:  James Given, Esq.
                                 Telephone:  (510) 814-1660
                                 Fax:  (510) 814-4251

                                 with a copy to:

                                 (which shall not constitute notice)

                                 Bryan Cave LLP
                                 2020 Main Street, Suite 600
                                 Irvine, California  92614
                                 Attention:  Randolf W. Katz, Esq.
                                 Telephone:  (949) 223-7103
                                 Fax:  (949) 223-7100

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery if the date of transmission is electronically endorsed automatically on the media or evidenced by courier service documentation. If notice is mailed or transmitted in a manner in which date of delivery cannot be ascertained from the media used or courier service records, notice shall be deemed given on the third business day after the mailing or other transmission or delivery thereof. A notice of a change of address shall be effective only upon receipt.

         .6    EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         .7 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 4.7 shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company; provided that, without the consent of the Company and all holders of Registrable Securities then outstanding, no amendment to this Agreement may be made that (i) modifies this Section 4.7, or (ii) would effect the holders of the Registrable Securities in a disproportionate manner (other than any disproportionate results that are due to a difference in the relative stock ownership in the Company).

         .8    SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         .9    AGGREGATION OF STOCK. All shares of Registrable Securities held or acquired by affiliated entities or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

         .10   ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties regarding the matters set forth herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.

         .11   FURTHER ASSURANCES. At any time, and from time to time, each party will execute such additional instruments and take such action as may be reasonably requested by any other party to carry out the intent and purposes of this Agreement.

         .12   Jury Trial Waiver.  THE PARTIES AGREE TO WAIVE THEIR SEPARATE
RIGHTS TO A TRIAL BY JURY. THIS WAIVER MEANS THAT ANY TRIAL WILL BE BEFORE A JUDGE.

               IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

                              GEOWORKS CORPORATION


                              By:
                                 ----------------------------------------
                                 Name:
                                 Title:


                              TELCORDIA TECHNOLOGIES, INC.



                              By:
                                 ----------------------------------------
                                 Name:
                                 Title:

                               EXHIBIT 1.2(D)(IV)

                          TRANSITION SERVICES AGREEMENT

        THIS TRANSITION SERVICES AGREEMENT (the "Transition Services Agreement") is made and entered into as of July 24, 2000, by and between TELCORDIA TECHNOLOGIES, INC., a Delaware corporation ("Telcordia"), and AIRBOSS ACQUISITION CORPORATION, a New Jersey corporation ("AirBoss Acquisition").

                               W I T N E S S E T H

        WHEREAS, contemporaneously with the execution of this Agreement, Geoworks Corporation ("Geoworks"), AirBoss Acquisition, and Telcordia are entering into an Asset Purchase and Stock Sale Agreement (the "Asset Purchase Agreement"), pursuant to which AirBoss Acquisition is purchasing certain assets used or employed by Telcordia in connection with the operations of the AirBoss Division (the "Division");

        WHEREAS, following consummation of the transactions contemplated by the Asset Purchase Agreement, AirBoss Acquisition will continue to carry on the operations of the Division and transition the operations of the Division's Telcordia facilities to AirBoss Acquisition's facilities; and

        WHEREAS, subject to the terms and conditions set forth in this Transition Services Agreement, AirBoss Acquisition desires for Telcordia to provide certain transition services to it, including, without limitation, the license of space at Telcordia's facilities located at 445 South Street, Morristown, NJ 07960, 444 Hoes Lane, Piscataway, NJ 08854-4182, and 331 Newman Springs Road, Red Bank, NJ 07701 (the "Telcordia Facilities"), and Telcordia is willing to perform such services;

        NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.      SCOPE OF SERVICES.


        Subject to the terms and conditions set forth herein, AirBoss Acquisition hereby engages Telcordia to provide those transition and other services described on EXHIBIT A attached hereto (the "Services", including the Usage Sensitive Services, as defined in EXHIBIT A), and Telcordia hereby accepts such engagement. Telcordia shall provide, or cause to be provided, the necessary personnel and facilities required to perform the Services; provided, however, that to the extent any Service requires the consent of third parties or the acquisition or development of any rights, expertise, property, equipment, or services not currently possessed by or provided to Telcordia, Telcordia reserves the right not to provide such Service.

2.      LICENSE OF SPACE.

        2.1    LICENSE.

               (a) Subject to the terms and conditions set forth in this Agreement, Telcordia hereby grants to AirBoss Acquisition a license (the "License of Space") to occupy that certain space at the Telcordia Facilities more fully described on EXHIBIT B attached hereto (the "Licensed Space") from the date hereof until the date specified in
         Section 7.1 (the "License Term") for the sole purpose of conducting the operations of the Division. AirBoss Acquisition understands and agrees that AirBoss Acquisition's use of the Licensed Space is subject to such policies and requirements governing the Telcordia Facilities and related facilities as may be established from time to time by Telcordia. AirBoss Acquisition and Telcordia agree to cooperate with each other, and all building occupants to enhance compliance with such policies and requirements and to avoid conflicts between building occupants. The provisions of this license shall not be deemed to create in AirBoss Acquisition any estate or term for years in the Licensed Space, it being acknowledged and agreed that AirBoss Acquisition shall have only a license to use the Licensed Space as provided herein. AirBoss Acquisition agrees that it shall not do or cause to be done any act that would adversely interfere with Telcordia's use of the space adjacent to the Licensed Space.

               (b) AirBoss Acquisition acknowledges and agrees that the Licensed Space is being made available to on an "As Is" basis "With All Faults", and that neither Telcordia nor any affiliate, officer, director, employee, agent or representative of Telcordia has made any representation or warranty to AirBoss Acquisition with respect to or concerning the Licensed Space or its suitability for the conduct of the operations of the Division.

               (c)  AirBoss Acquisition shall at its sole cost and expense
         (i) obtain any licenses or permits required by any governmental or quasi-governmental agency or authority with respect to the type of activity to be conducted in the Licensed Space, and (ii) comply with all applicable federal, state and local laws, rules, regulations and ordinances during its occupancy of the Licensed Space.

        2.2  USE OF LICENSED SPACE. AirBoss Acquisition shall use the
Licensed Space in substantially the same manner as Telcordia currently uses the Licensed Space in connection with the operations of the Division. Without limiting the generality of the foregoing, AirBoss Acquisition shall not generate, store, use, treat or dispose of, nor allow, suffer or permit the generation, storage, use, treatment or disposal of, any "hazardous waste" or "hazardous substance" (as those terms are defined in the Resource Conservation and Recovery Act, 42 U.S.C. Sections 69-01 et seq., as amended ("RCRA"), or the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., as amended ("CERCLA"), or any rules and regulations now or hereafter promulgated under either of such acts), or any pollutant or other contaminant on, in, from or about the Licensed Space, which hazardous material is prohibited or controlled by any federal, state or local law, rule, regulation or ordinance now or hereafter in effect; provided, however, that AirBoss Acquisition shall not be deemed in breach of the foregoing provision merely by virtue of the continuance of conditions already existing as of the date hereof.

        2.3    INSURANCE.

               (a) Prior to any entry onto the Licensed Space hereunder, AirBoss Acquisition shall obtain at its sole cost and expense, and shall maintain during the period of any and all entries onto the Licensed Space, at least the following insurance, covering activities performed by AirBoss Acquisition and its agents, employees, licensees, invitees and representatives and any independent contractors employed by or paid by or on behalf ofAirBoss Acquisition:

                           (i) Commercial general liability and property damage insurance covering the legal liability of AirBoss Acquisition and its affiliates, officers, directors, employees, agents, licensees, invitees and representatives and any independent contractors employed by or paid by or on behalf of AirBoss Acquisition or its affiliates against all claims for any bodily injury or death of persons and for damage to or destruction of property, in combined single limits for both property damage and personal injury in the minimum amount of $2,000,000.00 per occurrence;

                           (ii) Workers' compensation insurance, in an
                  amount not less than the minimum amount required by law, and employer's liability insurance, in an amount not less than $100,000.

               (b) All such insurance shall be written by companies of recognized financial standing which are authorized to do insurance business in the State of New Jersey, shall, except for the policies referred to in Section 2.3 (a)(ii), name Telcordia and its affiliates as additional insured parties as to liability insurance, shall be reasonably satisfactory to Telcordia in all respects and shall expressly provide that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty
         (30) days after receipt by Telcordia of written notice thereof. A copy of each policy or of an acceptable certificate of insurance in full force and effect, issued by the insurer, shall be delivered to Telcordia on or before the date of any entry onto the Licensed Space by or on behalf of AirBoss Acquisition.

        2.4 REMOVAL OF PROPERTY AND EQUIPMENT. AirBoss Acquisition agrees that upon the expiration or termination of the License Term, AirBoss Acquisition shall remove its personal property from the Licensed Space, repair any and all damage caused by such removal (other than such damage caused by the removal of any Acquired Asset as defined in the Agreement) and peaceably yield up the Licensed Space in the same condition that it was received, ordinary wear and tear excepted. Any personal property of AirBoss Acquisition not removed within sixty (60) days following expiration or termination of the License Term shall, at Telcordia's option, become the property of Telcordia.

        2.5    INDEMNIFICATION AND RELEASE.

               (a) AirBoss Acquisition hereby assumes liability for and shall indemnify and hold harmless Telcordia, its affiliates and their respective officers, directors, employees, agents, representatives and invitees (collectively, the "Indemnitees") from and against any and all liability, loss, cost, damage or expense (including, without limitation, costs of litigation and reasonable attorneys' fees) that any of the Indemnitees shall ever suffer or incur in connection with loss of life, bodily and/or personal injury, or damage to property arising out of or from the use or occupancy by AirBoss Acquisition of the Licensed Space, or any part thereof, or any other part of the premises of Telcordia, or occasioned wholly or in part by any act or omission ofAirBoss Acquisition, its affiliates or their respective employees, agents, guests, invitees or contractors, or in any way relating to or arising out of any activity of AirBoss Acquisition, except that such indemnity shall not extend to indemnify an Indemnitee from and against damages arising out of bodily injury to persons or damage to property to the extent caused by or resulting from the negligence of such Indemnitee, its agents or employees.

               (b) AirBoss Acquisition hereby releases Indemnitees from any liability in regard to any loss, theft, burglary, robbery or damage to equipment, supplies, or other property of AirBoss Acquisition or any of its affiliates, employees, agents, guests, invitees or contractors. To the fullest extent permitted by law, AirBoss Acquisition further hereby releases the Indemnitees from any liability for damage to property of AirBoss Acquisition or any other person claiming through AirBoss Acquisition resulting from any accident or occurrence in or upon the Licensed Space or the land adjacent to the Licensed Space.

3.      COMPENSATION.

         3.1 PRICES. AirBoss Acquisition shall pay to Telcordia (i) a daily rate of $642.99 for the Services provided, other than the Usage Sensitive Services, as described in EXHIBIT A, hereto; (ii) a daily rate of $630.76 for the license of the Licensed Space; (iii) an hourly rate based upon actual hours of work of the Contracted Work Force, as described in EXHIBIT A; and (iv) a rate determined by the actual usage of the Usage Sensitive Services, as described in EXHIBIT A. Where a daily rate applies, it shall be assessed for each day or part thereof from the date hereof until the termination of this Transition Services Agreement within the provisions of Sections 7.1 and 7.2, below. Where an hourly or usage sensitive rate applies, such rate will be assessed based upon the actual hours of service performed by the Contracted Work Force, or the actual usage of Usage Sensitive Services, as the case may be. Telcordia shall not change the prices set forth on EXHIBIT A during the Initial Term, as defined in Section 7.1, below.

         3.2 INVOICES AND PAYMENT. During the term of this Agreement, Telcordia shall invoice AirBoss Acquisition monthly for Services provided during the previous month (which invoice will contain an itemized description of the services provided) and for the license of the Licensed Space, and AirBoss Acquisition shall pay each such invoice within 45 (forty-five) days following its receipt of such invoice.

         3.3 PRICE FOR SPACE UPON RENEWAL. In the event AirBoss Acquisition requests to renew this Transition Services Agreement upon the expiration of the Initial Term, AirBoss Acquisition may elect up to two (2) 30-day renewal terms. The rental of the Licensed Space for the first 30-day renewal term or part thereof shall be 125% (one hundred twenty-five per cent)of the daily rental for the Licensed Space applicable to the initial term as provided in Section 3.1, and the rental of the Licensed Space for the second renewal term shall be 150% (one hundred fifty per cent) of the monthly rental for the Licensed Space applicable to the initial term as provided in Section 3.1.

4. PERFORMANCE OF SERVICES. Notwithstanding anything to the contrary contained in this

Agreement, AirBoss Acquisition understands and agrees that Telcordia has made arrangements whereby employees of Telcordia will perform various activities on behalf of Telcordia pursuant to this Transition Services Agreement (the "Contracted Work Force", described in Exhibit A hereto), and AirBoss Acquisition hereby consents and agrees to such practice. In addition, Telcordia has made arrangements whereby facilities of the affiliates of Telcordia will be utilized for the performance of services under this Transition Services Agreement, and AirBoss Acquisition hereby consents and agrees to such practice. Telcordia will be responsible for the activities of such employees and the provision of the facilities for purposes of this Transition Services Agreement and AirBoss Acquisition hereby waives and relinquishes all claims or causes of action solely under this Transition Services Agreement against Telcordia's parent and affiliates associated in any way with the Services or license of the Licensed Space, it being agreed that the activities of such employees and use of such facilities will not be attributable to such parent or affiliates.

5. DISCLAIMER OF WARRANTIES. TELCORDIA MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE, OR DESCRIPTION, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, THE LICENSED SPACE, OR ANY OF ITS ACTIVITIES HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND HEREBY DISCLAIMS SAME.

6.       LIMITATION OF LIABILITY.

         6.1  LIMITATION OF DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE
OTHER PARTY, WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER LEGAL THEORY, INCLUDING NEGLIGENCE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, OR FOR ANY CLAIM MADE AGAINST ONE PARTY BY ANY THIRD PARTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH CLAIM; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO LIMITAIRBOSS ACQUISITION'S LIABILITY TO TELCORDIA IN CONNECTION WITH DAMAGE TO PROPERTY OR INJURY TO PERSONS, INCLUDING DEATH, OR TO CLAIMS OF THIRD PARTIES ARISING OUT OF OR IN CONNECTION WITH AIRBOSS ACQUISITION'S USE OF THE SERVICES OR THE LICENSED SPACE.

         6.2 LIMITATION OF AMOUNT OF DAMAGES. TELCORDIA'S LIABILITY FOR ANY CLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED THE AMOUNT OF PAYMENT RECEIVED BY TELCORDIA FROM AIRBOSS ACQUISITION FOR THE PARTICULAR SERVICES GIVING RISE TO SUCH LIABILITY.

         6.3 SURVIVAL. The provisions of Sections 2.4, 2.5, 6 and 7.3 will survive any termination or expiration of this Agreement.

7.       TERM AND TERMINATION

         7.1 TERM OF AGREEMENT. The term of this Transition Services Agreement shall commence as of the date hereof and (i) with respect to License of Space, continue for a period not to exceed 120 (one hundred twenty) days (the "Initial Term"), and, (ii) with respect to Services, until terminated by the parties by mutual agreement, or until terminated for cause by one of the parties under
Section 7.2). However, notwithstanding this provision, AirBoss Acquisition shall have the right to terminate this agreement after 90 (ninety) days from the date hereof, upon ten (10) days' notice given in accordance with the notice provisions of Section 9.2, below.

         7.2 TERMINATION FOR CAUSE. Notwithstanding anything to the contrary set forth in this Agreement, either party may, by written notice to the other, terminate this Transition Services Agreement or suspend its further performance without terminating this Transition Services Agreement if the other party breaches any of its material obligations under this Transition Services Agreement and fails to cure such breach within thirty (30) days following receipt of written notice of such breach from the non-breaching party (or, if the breach is such that its cure is possible but will take longer than thirty
(30) days, fails to commence to cure such breach and proceed diligently therewith until cured).

         7.3 OBLIGATIONS UPON TERMINATION. Upon expiration or termination of this Transition Services Agreement for any reason, AirBoss Acquisition shall promptly pay to Telcordia all amounts owing to Telcordia for Services performed or the license of the Licensed Space prior to such expiration or termination.

8. DISPUTE RESOLUTION. All disputes arising between the parties hereto with respect to their obligations hereunder shall be resolved in accordance with the procedures set forth in Section 7.10 of the Asset Purchase Agreement, which
Section 7.10 is incorporated herein by this reference.

9.      MISCELLANEOUS

         9.1 EXCUSABLE DELAYS. In no event will either party be deemed to be in default of any provision of this Agreement or liable for delays or interruptions in performance of Services or license of the Licensed Space resulting from acts or events beyond the reasonable control of that party. Such acts or events include, without limitation, acts of God, civil or military authority, civil disturbance, war, strikes, fires, other catastrophes, computer system failures, utility service failures, acts of third parties, or other events beyond that party's reasonable control.

         9.2   NOTICES.

(a) All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), by facsimile, or by a recognized national overnight courier service as set forth below:

               If to AirBoss Acquisition:  AirBoss Acquisition Corporation
                                           c/o Geoworks Corporation
                                           960 Atlantic Avenue
                                           Alameda, California  94501
                                           Attention:  James Given, Esq.
                                           Telephone No. (510) 814-1660

                                           Facsimile No. (510) 814-4251

               With a copy to:             Bryan Cave LLP
                                           2020 Main Street, Suite 600
                                           Irvine, California  92614
                                           Attention:  Randolf W. Katz, Esq.
                                           Telephone No. (949) 223-7103
                                           Facsimile No. (949) 223-7100


               If to Telcordia:            Telcordia Technologies, Inc.
                                           445 South Street
                                           Morristown, New Jersey 07960
                                           Attention:  John C. Braun, Jr., Esq.
                                           Telephone No. (973) 829-2392
                                           Facsimile No. (973) 829-2364



               With a copy to:             Weil Gotshal & Manges
                                           767 Fifth Avenue
                                           New York, New York 10153
                                           Attention:  Howard Chatzinoff, Esq.
                                           Telephone No. (212) 310-8340
                                           Facsimile No. (212) 310-8007

               (b) Notices delivered pursuant to this Section 9.2 shall be deemed given: (i) at the time delivered, if personally delivered; (ii) at the time received, if mailed or delivered by facsimile; and (iii) one (1) business day after timely delivery to the courier, if by a nationally recognized overnight courier service.

               (c) Any party hereto may change the address to which notice is to be sent by written notice to the other parties in accordance with this Section 9.2.

        9.3 ENTIRE AGREEMENT. This Transition Services Agreement, including all exhibits hereto (all of which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto and supersedes all prior agreements or understandings, except that the Asset Purchase Agreement and ancillary agreements referenced therein are not intended to be superseded but are intended to be read in conjunction and harmony herewith.

        9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles.

        9.5 ASSIGNMENT. No party hereto may assign this Transition Services Agreement, or any of its rights or obligations hereunder (subject to Section 4), without the prior written consent of the other party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. Notwithstanding the foregoing, either party may assign this Transition

Services Agreement to an affiliate of such party or to a successor entity which acquires substantially all of the assets of such party; provided that any such assignment shall not relieve the assigning party of its obligations hereunder.

        9.6 INDEPENDENT CONTRACTOR. The parties hereto acknowledge and agree that in the performance of their respective duties and obligations hereunder they are acting as independent contractors of each other, and neither party shall represent that an employer/employee, partnership, joint venture, or agency relationship exists between them, nor shall either party have the power nor will either party represent that it has the power to bind the other party hereto to any contract or agreement.

        9.7 WAIVER. No waiver, termination or discharge of this Transition Services Agreement, or any of the terms or provisions hereof, shall be binding upon either party unless confirmed in writing. No waiver by either party of any term or provision of this Transition Services Agreement or of any default hereunder shall affect such party's right thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

        9.8 SEVERABILITY. If any provision of this Transition Services Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Transition Services Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Transition Services Agreement shall remain in full force and effect as though such void, voidable or inoperative provision had not been contained herein.

        9.9 BINDING EFFECT. This Transition Services Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, representatives and permitted assigns.

         9.10 COUNTERPARTS. This Transition Services Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Transition Services Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

         9.11 CAPTIONS, HEADINGS AND EXHIBITS. The captions and headings in this Transition Services Agreement are for convenience of reference only and may not be used in the construction or interpretations of this Transition Services Agreement.

         9.12 FURTHER ASSURANCES. Upon the reasonable request of the other party, each party hereto agrees to take any and all actions necessary or appropriate to give effect to the terms set forth in this Transition Services Agreement.

         9.13 INTERPRETATION. This Transition Services Agreement shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation, it being agreed that this Transition Services Agreement was fully negotiated by both parties.

        IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Transition Services Agreement as of the day and year first above written.

AIRBOSS ACQUISITION                     TELCORDIA TECHNOLOGIES, INC.
CORPORATION





By:                                     By:
   -------------------------------          ------------------------------------

Name:                                   Name:     Ward Reed
     -----------------------------

Title:                                  Title:    Chief Financial Officer
      ----------------------------

                                 SCHEDULE 1.3(A)

                                  BILL OF SALE

         Reference is made to the Asset Purchase and Stock Sale Agreement, dated July 24, 2000 (the "Agreement"), by and among Geoworks Corporation, a Delaware corporation, Telcordia Technologies, Inc., a Delaware corporation (the "Seller"), and Airboss Acquisition Corporation, a New Jersey corporation (the "Buyer"). In consideration of the payment of the Purchase Price (as defined in the Agreement) by the Buyer to the Seller pursuant to the Agreement, receipt of which is hereby acknowledged, and the assumption by the Buyer of the Assumed Contracts and Assumed Liabilities as provided in the Agreement, the Seller hereby sells, conveys, transfers, assigns and delivers to the Buyer, to and for the benefit of the Buyer and its successors and assigns, all of the Seller's right, title and interest in and to the Acquired Assets (as defined in the Agreement).

         The Seller hereby constitutes and appoints the Buyer and its successors and assigns, as the attorney-in-fact of the Seller, with full power of substitution, to institute and prosecute, in the name of the Seller or the Buyer but on behalf of and for the benefit of the Buyer, and at the expense of the Buyer, all proceedings which the Buyer may deem desirable to collect, assert or enforce any claim, right or title of any kind in or to the assets hereby sold, transferred or assigned and to defend and compromise any and all actions, suits or proceedings in connection with such assets. The Seller agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by the Seller in any manner or for any reason (including the dissolution of the Seller).

         The Seller agrees that, at any time and from time to time after the delivery hereof, it will, upon the reasonable request and at the expense of the Buyer, take all appropriate actions and execute and deliver all appropriate documents, instruments and conveyances of any kind which may be desirable to carry out the provisions of this Bill of Sale.

Dated:  July 24, 2000                 TELCORDIA TECHNOLOGIES, INC.



                                      By:
                                          ------------------------

                                          Name:  Ward Reed

                                          Title: Chief Financial Officer

                                 SCHEDULE 1.3(B)

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of July 24, 2000 (this "Agreement"), between Telcordia Technologies, Inc., a Delaware corporation ("Seller"), and Airboss Acquisition Corporation, a New Jersey corporation ("Buyer").

0 _______ Seller hereby assigns to Buyer all of its rights under each of the agreements listed on SCHEDULE A annexed hereto (the "Assumed Agreements").

1 _______ Buyer hereby assumes, and agrees to pay, perform, discharge and carry out all of the obligations and liabilities of Seller under, the Assumed Agreements.

2 _______ The assumption by Buyer of the obligations and liabilities of Seller pursuant to this Agreement shall, in all events, be construed so that none of such obligations and liabilities shall be expanded, increased, broadened or enlarged as to rights or remedies which third parties would have had against Seller had the acquisition of the Acquired Assets (as defined in the Asset Purchase and Stock Sale Agreement, dated July 24, 2000) by Buyer not taken place. Nothing contained herein shall be deemed to foreclose Buyer from contesting in good faith Seller's obligations and liabilities to third parties.

                  IN WITNESS WHEREOF, the undersigned have hereunto executed this agreement as of the date written above.

                                      TELCORDIA TECHNOLOGIES, INC.



                                      By:
                                         --------------------------
                                         Name:
                                         Title:

                                      AIRBOSS ACQUISITION CORPORATION



                                      By:
                                         ---------------------------
                                         Name:
                                         Title: